As filed with the Securities and Exchange Commission on January XX, 2006.

An Exhibit List can be found on page II-4.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Nevada, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIDELIS ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1311	98-0385312
(State of Incorporation)	(Primary Standard Industrial Code No.)	(IRS Employer Identification No.)

5151 E. Broadway, Suite 1600, Tucson, Arizona 85711

(520) 319-6100

 (Address and telephone number of principal executive offices)

W. Scott Marshall

Fidelis Energy, Inc.

5151 E. Broadway, Suite 1600, Tucson, Arizona 85711

(520) 319-6100

 (Name, address and telephone number of agent for service)

Copies to:

Christopher H. Dieterich, Esq.

Dieterich & Associates

11300 West Olympic Blvd., Suite 800

Los Angeles, California 90064

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value (2)	69,000,000	0.18	$ 12,420,000	$ 1,573.61
Common Stock, $.001 par value (3)	9,000,000	0.18	$ 1,620,000	$ 205.25
Common Stock, $.001 par value (4)	3,646,380	0.18	$656,348.40	$83.16
Total	81,646,380	0.18	$ 14,696,348.40	$ 1,862.03

        (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on January 13, 2006, which was $0.18 per share.

        (2) Represents shares underlying a convertible debenture that was issued to Cornell Capital Partners, L.P. upon execution of the various agreements.

        (3)  Represents shares of common stock underlying 9,000,000 warrants which would be issuable if all warrants attached to the convertible debentures are fully exercised.

        The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

        (4)   Represents shares of common stock underlying 3,646,380 warrants, held by First SB and H.C. Wainwright, which would be issuable if these warrants are fully-exercised.  These warrants are exercisable at a price of $0.30 per share and expire on November 28, 2010.

The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 27, 2006

Fidelis Energy, Inc.

Up to 81,646,380 Shares of

Common Stock

        This prospectus relates to the resale by the selling stockholders of up to 81,646,380 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

        We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

        Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol FDEI. The last reported sales price for our common stock on January 4, 2006, was $0.18 per share.

Investing in our common stock involves substantial risks.

See "Risk Factors," beginning on page 8.

        No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Fidelis Energy, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective or an exemption to registration becomes available. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Page
Prospectus Summary	4
Risk Factors	7
Use of Proceeds	6
Selling Stockholders	10
Plan of Distribution	11
Market for Common Equity and Related Stockholder Matters	12
Management's Discussion and Analysis of Financial Condition and Results of Operations	14
Description of Property	18
Description of Business	29
Legal Proceedings	30
Management	30
Executive Compensation	32
Certain Relationships and Related Transactions	33
Security Ownership of Certain Beneficial Owners and Management	35
Description of Securities	37
Indemnification for Securities Act Liabilities	39
Legal Matters	39
Experts	39
Additional Information	39
Index to Financial Statements	40

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Fidelis," "we," "us," and "our" refer to Fidelis Energy, Inc.

 Fidelis Energy, Inc.

       Fidelis  Energy Inc. was incorporated under the laws of the State of Nevada on November 6, 2000 and has operated as a development  stage  company since.  The Company was originally  formed to engage  primarily in the business of providing  comparative  automobile information  via the Internet and printed materials.  The  Company  was not  successful  in its plans and  during  the 2nd quarter of 2003 changed the business plan.

       The Company is a production stage company in the oil and gas industry.  The Company's  primary  objective is to identify,  acquire and develop  working interest  percentages  in  smaller,  underdeveloped  oil  and  gas  projects  in California,  Kansas and Texas that do not fit the portfolio  requirements of the larger  producers  and  developers.  The  Company  intends to  acquire  smaller, underdeveloped  working  interests,  royalty interests and/or  producers,  often under control of small family-owned operators who are interested in selling out.  Through analyzing  information  obtained through modern  development  techniques such as  horizontal  drilling  and 3-D  seismic,  production  from  these  under developed and under utilized projects can often be increased.  The Company plans to acquire  projects  following  due diligence  necessary to fully evaluate the project's potential.

        Currently, the Company has three oil and gas project areas.  In the second quarter of 2004, the Company entered into a purchase agreement for participation  and acquisition of an 80 percent working interest in the Comanche Point Producing Company,  Tejon Lease, a heavy oil project on 400 acres for lands in Sections  28,29,32  and 33,  R18W, S.B.B.M, Kern County, California. . As compensation for its right, title and interest in the property,  the Company paid $305,000 for acquisition  rights and additional $200,000 to be used as working capital. A steam flood pilot study was subsequently completed providing valuable information to evaluate and plan the further development of the field.  Meanwhile, 15 wells continue to produce several barrels per day each and revenue is being generated on a monthly basis covering operating expenses.

The main project for the Company was also acquired in the second quarter of 2004, representing a 35% working interest in the North  Franklin  Project, a Sacramento Basin, California, natural gas play, through a farm-out with Silver Star Energy, Inc.  The North Franklin Project land holdings under lease totaled approximately 1,800 acres at December 31, 2004.  Increased  amounts of leased land were acquired and the land under lease totaled approximately 3,000 gross acres at March 1, 2005.  Under the terms of the agreement,  Fidelis Energy advanced a total of $500,000 to the operator under the terms of the AFE (Authority for Expenditure) for the initial 7,800-foot test well. Other partners in the play are Archer Exploration,  Inc. and the operator of the project, Longbow LLC of Bakersfield. The North  Franklin  Project currently has two producing  gas wells,  Archer-Whitney  #1 and  Archer-Wildlands  #1, that were tied-in and began production in the first and third quarters of 2005, respectively.  The two producing wells have put the Company in a cash-flow-positive situation.

The third project area came to the Company in the third quarter of 2005 by the execution of a Memorandum Of  Understanding  (M.O.U.) to acquire a 25% working  interest from a private company,  in a prospective Kansas oil and gas play. The Company has signed  formal  contracts and a joint operation agreement acquiring the participation rights in a large data base that includes a geophysical  survey  covering  approximately  one million acres, located in central Kansas, covering parts of Ellsworth, Salina, McPherson, Reno, Harvey, Kingman, and Sedgwick counties.  Multiple prospects are expected to be  generated  after more  extensive  field  tests.  The Company and partners are proceeding  to further  evaluate  the most  prospective  oil and gas targets for drilling utilizing  complimentary  geochemical and geophysical  methodologies in their field-testing. The operator will then recommend leases for acquisition and the exploration program will commence.

      The  executive  offices of the Company are located at 5151 E. Broadway, Suite 1600, Tucson, Arizona 85711.  The Company rents this office on a month to month basis and the telephone  number at this address is (520) 319-6100.  The Company has also leased office space in Los Angeles, California and plans to move during the first quarter of 2006.

The Offering

Common stock outstanding before offering	94,584,354 shares
Common stock offered by selling stockholders

Up to 81,646,380 shares, based on current market prices and assuming full conversion of the convertible debenture. This number represents approximately 83% of our current outstanding stock and includes up to 69,000,000 shares of common stock underlying a convertible debenture.

Common stock to be outstanding after the offering	Up to 176,230,734 shares.
Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.
OTCBB Symbol	FDEI

Summary Financial Information

As of:

December 31, 2004

September 30, 2005

       (audited)

        (unaudited)

Total Assets

       $   1,388,702

   $ 1,908,415

Total Tangible Assets

       $   1,388,702

   $ 1,908,415

Total Liabilities

       $   1,880,825

   $ 2,663,870

Stockholders’ Equity

       $  (492,123)

   $  (755,455)

Net Tangible Book Value

       $  (492,123)

   $  (755,455)

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our company, before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

RISKS RELATED TO OUR BUSINESS

WE HAVE REPORTED LOSSES FROM OPERATIONS EVERY YEAR OF OUR OPERATING HISTORY.

We have never generated profits from operations in any year. At September 30, 2005, we had an accumulated deficit of $885,623. We will need to significantly increase our annual revenue to achieve profitability. We may not be able to do so. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

As discussed in the accompanying financial statements, these factors raise substantial doubt about our ability to continue as a going concern. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

WE WILL NOT BE ABLE TO DEVELOP OUR RESERVES OR MAKE ACQUISITIONS IF WE ARE UNABLE TO GENERATE SUFFICIENT CASH FLOW OR RAISE CAPITAL.

We will be required to make substantial capital expenditures to develop our existing reserves and to discover new oil and gas reserves. Historically, we have financed these expenditures primarily with proceeds from the sale of debt and equity securities. As of September 30, 2005, we had cash on hand in the amount of $128. These funds are not sufficient to meet our obligations in connection with the oil and gas exploration and development interests that we have purchased. In order to meet these obligations or acquire any additional business interest, we will have to raise additional funds. We also make offers to acquire oil and natural gas properties in the ordinary course of our business. If these offers are accepted, our capital needs may increase substantially.

We have arrangements for limited financing and we can provide no assurance that we will be able to obtain the additional required financing when needed. Obtaining additional financing will be subject to a number of factors, including:

             o   market conditions;

             o   investor acceptance of potential business assets; and

             o   investor sentiment.

These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are not successful in achieving financing in the amount necessary to meet our present obligations in connection with the oil and gas interests that we have acquired or business interests that we may acquire, implementation of our business plan may fail or be delayed.

WE DO NOT CONTROL ALL OF OUR OPERATIONS.

We do not operate any of our properties and we therefore have limited influence over the testing, drilling and production operations of our properties. Our lack of control could result in the following:

             o   the operator might initiate exploration or development on a faster or slower pace than we prefer;

             o   the operator might propose to drill more wells or build more facilities on a project than we have funds for or that we deem appropriate, which could mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of exploration costs, and we could have our working interest ownership in the related lands and petroleum reserves reduced as a result of our failure to participate in development expenditures; and

             o   if an operator refuses to initiate a project, we might be unable to pursue the project.

Any of these events could materially reduce the value of our properties.

INFORMATION IN THIS PROSPECTUS REGARDING OUR FUTURE EXPLOITATION AND DEVELOPMENT PROJECTS REFLECTS OUR CURRENT INTENT AND IS SUBJECT TO CHANGE.

Our current exploitation and development plans are described in this prospectus. Whether we ultimately undertake an exploitation or development project will depend on the following factors:

             o   availability and cost of capital;

             o   receipt of additional seismic data or the reprocessing of existing data;

             o   current and projected oil or natural gas prices;

             o   the costs and availability of drilling rigs and other equipment supplies and personnel necessary to conduct these operations;

             o   success or failure of activities in similar areas;

             o   changes in the estimates of the costs to complete the projects;

             o   our ability to attract other industry partners to acquire a portion of the working interest to reduce costs and exposure to risks; and

             o   decisions of our joint working interest owners and partners.

We will continue to gather data about our projects and it is possible that additional information will cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects might change.

WE MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT OUR BUSINESS PLAN TO CHANGES BECAUSE OF RESTRICTIONS PLACED ON US BY THE INSTRUMENTS GOVERNING OUR DEBT.

Our agreements with the selling stockholders who purchased our senior secured convertible promissory notes contain various covenants that limit our ability to, among other things:

             o   pay dividends on our common stock, redeem or repurchase our common stock or other equity security;

             o   sell assets; and

             o   issue any securities that rank pari passu or senior to the senior secured convertible promissory notes that we issued to the selling stockholders.

Our ability to comply with such covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Additionally, our agreements with the selling stockholders contain numerous affirmative covenants, including covenants regarding reporting requirements and compliance with applicable laws and regulations. Additional debt we incur in the future may subject us to future covenants.

Our failure to comply with these covenants could result in a default under the agreements governing the relevant debt. In addition, if any such default is not cured or waived, the default could result in an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions, which could require us to repay or repurchase debt, together with accrued interest, prior to the date it otherwise is due and that could adversely affect our financial condition. If a default occurs under the notes, the selling stockholders could cause all of the outstanding debt obligations under the notes to become due and payable. Upon a default or cross-default, the selling stockholders could proceed against the collateral. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

IF WE ARE UNABLE TO ACCESS OUR PROPERTIES OR CONDUCT OUR OPERATIONS DUE TO SURFACE CONDITIONS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

Our exploitation and development of oil and natural gas reserves depends upon access to the areas where our operations are to be conducted. We conduct a portion of our operations in northern regions where we are only able to do so on a seasonal basis. Unless the surface is sufficiently frozen, we are unable to access our properties, drill or otherwise conduct our operations as planned. In addition, if the surface thaws earlier than expected, we must cease our operations for the season earlier than planned. Our operations are affected by road bans imposed from time to time during the break-up and thaw period in the spring. Road bans are also imposed due to snow, mud and rock slides and periods of high water, which can restrict access to our well sites and production facility sites. In recent years, winters in our northern operating areas have been warmer than normally experienced and, as a result, our operating seasons have been shorter than in the past. Our inability to access our properties or to conduct our operations as planned will result in a shutdown or slow down of our operations, which will adversely affect our business.

IF WE ARE NOT ABLE TO EFFECTIVELY MANAGE OUR ANTICIPATED EXPANSION AND GROWTH, OUR BUSINESS AND FINANCIAL CONDITION WILL BE NEGATIVELY AFFECTED.

We have recently expanded our business operations. Any future growth in our business may place significant strain on our limited managerial and operational resources. We cannot assure you that we will be able to implement adequate controls over the risks associated with our planned expansion. If we are unable to effectively manage expanded operations, our revenues may not concurrently increase with rising costs of operations and our business will be negatively affected.

OUR COMPLIANCE WITH THE SARBANES-OXLEY ACT AND SEC RULES CONCERNING INTERNAL CONTROLS MAY BE TIME CONSUMING, DIFFICULT AND COSTLY FOR US.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

RISKS RELATED TO OUR INDUSTRY

OIL AND NATURAL GAS PRICES ARE VOLATILE AND LOW PRICES WILL ADVERSELY AFFECT OUR BUSINESS.

Fluctuations in the prices of oil and natural gas will affect many aspects of our business, including:

             o   revenues, cash flow and earnings;

             o   ability to attract capital to finance our operations;

             o   cost of capital; and

             o   the value of our oil and natural gas properties.

Both oil and natural gas prices are extremely volatile. Oil prices are determined by international supply and demand. Political developments, compliance or non-compliance with self-imposed quotas, or agreements between members of the Organization of Petroleum Exporting Countries can affect world oil supply and prices. Prices obtained for our natural gas production are determined by supply and demand factors within North America.

Any material decline in prices could result in a reduction of our potential revenue and our overall value. The economics of producing from some wells could change as a result of lower prices. As a result, we could elect not to produce from certain wells.

YOU SHOULD NOT UNDULY RELY ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

Estimates of oil and natural gas reserves involve a great deal of uncertainty because they depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. Recoverability is ultimately subject to the accuracy of data regarding, among other factors:

             o   geological characteristics of the reservoir structure;

             o   reservoir fluid properties;

             o   the size and boundaries of the drainage area; and

             o   reservoir pressure and the anticipated rate of pressure  depletion.

The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and natural gas from adjacent or similar properties, but the probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves usually differ from estimates.

Estimates of oil and natural gas reserves also require numerous assumptions relating to operating conditions and economic factors, including, among others:

             o   the price at which recovered oil and natural gas can be sold;

             o   the costs associated with recovering oil and natural gas;

             o   the prevailing environmental conditions associated with drilling and production sites;

             o   the availability of enhanced recovery techniques;

             o   the ability to transport oil and natural gas to markets; and

             o   governmental and other regulatory factors, such as taxes and environmental laws.

A change in any one or more of these factors could result in known quantities of oil and natural gas previously estimated as proved reserves becoming unrecoverable. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production thereof commercially impracticable. The risk that a decline in price could have that effect is magnified in the case of reserves requiring sophisticated or expensive production enhancement technology and equipment, such as some types of heavy oil. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flow from estimated reserves.

In addition, estimates of reserves and future net cash flows expected from them prepared by different independent engineers or by the same engineers at different times, may vary substantially.

DRILLING AND OTHER CAPITAL ACTIVITIES ARE SUBJECT TO MANY RISKS AND ANY INTERRUPTION OR LACK OF SUCCESS IN OUR DRILLING ACTIVITIES WILL ADVERSELY AFFECT OUR BUSINESS.

Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. New wells that we drill may not be productive or we may not recover all or any portion of our investment. Drilling for oil and natural gas could involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce enough net revenue to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling, completion, well workover and pipeline and facility construction operations could be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including:

             o   adverse weather conditions;

             o   compliance with governmental regulations; and

             o   mechanical difficulties or shortages or delays in the delivery of equipment and services.

OUR OPERATIONS ARE AFFECTED BY OPERATING HAZARDS AND UNINSURED RISKS AND A SHUTDOWN OR SLOWDOWN OF OUR OPERATIONS WILL ADVERSELY AFFECT OUR BUSINESS.

There are many operating hazards in drilling for and producing oil and natural gas, including:

             o   encountering unexpected formations or pressures that could cause damage to equipment or personal injury;

             o   blowouts, accidents, oil spills, fires or other damage to a well that could require us to redrill it or take other corrective action;

             o   equipment failures that curtail or stop production;

             o   bad weather that interrupts drilling operations.

Any of these events could result in damage to or destruction of oil and natural gas wells, production facilities or other property, or injury to persons. In addition, any of the above events could result in environmental damage or personal injury for which we will be liable. The occurrence of a significant event not fully insured or indemnified against could seriously harm our financial condition and operating results.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL AND OTHER GOVERNMENT LAWS AND REGULATIONS IN ALL JURISDICTIONS IN WHICH WE OPERATE AND OUR COMPLIANCE WITH SUCH REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS AND PRODUCTION.

Our operations are governed by numerous U.S. laws and regulations at the state  and federal levels. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment and other environmental protection issues. The laws and regulations may, among other potential consequences:

             o   require that we acquire permits before commencing drilling;

             o   restrict the substances that can be released into the environment in connection with drilling and production activities;

             o   limit or prohibit drilling activities on protected areas, such as wetlands or wilderness areas;

             o   require that reclamation measures be taken to prevent pollution from former operations;

             o   require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater; and

             o   require remedial measures be taken with respect to property designated as a contaminated site, for which we are a responsible person.

Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage exists or occurs.

The costs of complying with environmental laws and regulations in the future may have that kind of effect. Furthermore, changes could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

ESSENTIAL EQUIPMENT MIGHT NOT BE AVAILABLE.

Oil and natural gas exploitation and development activities depend upon the availability of drilling and related equipment in the particular areas where those activities will be conducted. Demand for that equipment or access restrictions may affect the availability of that equipment to us and delay our exploitation and development activities.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

The oil and natural gas industry is highly competitive. Our competitors include companies and other entities that have greater financial and personnel resources than we do. Our ability to acquire additional properties and to discover reserves in the future depends upon our ability to evaluate and select suitable properties and to complete transactions in a highly competitive environment.

RISKS RELATED TO OUR CAPITAL STRUCTURE

INSIDERS HAVE SUBSTANTIAL CONTROL OVER US, AND THEY COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL EVEN IF OUR OTHER STOCKHOLDERS WANTED IT TO OCCUR.

Our executive officers, directors, and principal stockholders who hold 5% or more of the outstanding common stock and their affiliates beneficially owned as of September 30, 2005, in the aggregate, approximately 44% of our outstanding common stock. These stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the oil and gas industries, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. At September 30, 2005, we had 94,584,354 shares of common stock outstanding. Substantially all of our outstanding shares either are eligible for resale to the public without restriction pursuant to Rule 144(k) or are eligible for resale to the public pursuant to Rule 144. Warrants or other rights to purchase

1,250,000 shares of our common stock were outstanding and senior secured convertible promissory notes to purchase 3,646,380shares of our common stock were outstanding. In addition, an aggregate $2,500,000 principal amount of secured convertible debentures are outstanding. The outstanding principal amount of the secured convertible debentures is convertible into shares of our common stock based on a conversion price equal to the lesser of $0.2708 or 80% of the trading price of our common stock on the date of conversion. We may also issue additional shares of stock and securities convertible into or exercisable for stock in connection with our business. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING A CONVERTIBLE DEBENTURE THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of September 30, 2005 we had 94,584,354 shares of common stock issued and outstanding. In addition, we have warrants and convertible debentures outstanding which may be converted into 81,646,380 shares of common stock issuable upon exercise and/or conversion. All of the shares, including all of the shares issuable upon conversion or exercise may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURE COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

The number of shares of common stock issuable upon conversion of our convertible debenture will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. Our obligation to issue shares upon conversion of our convertible debenture is essentially limitless if the trading price per common share declines towards zero as the debenture convertible into common stock is based on the trading price per common share of our company.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURE MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

The convertible debenture is convertible into common stock at any time by dividing the dollar amount being converted by the lower of $0.2708 or 80% of the lowest volume weighted average trading price per share of our common stock for five trading days immediately preceding the conversion date. The interest on the convertible debenture shall accrue on the outstanding principal balance at a rate of 5% per annum.  The holder of the convertible debenture may only convert up to 4.99% of the then-issued and outstanding shares of the Company on conversion date; at the conversion price of 80% of the lowest volume weighted average trading price per common share for five trading days. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion of preferred stock, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

THE HOLDER OF THE CONVERTIBLE DEBENTURES HAS THE OPTION OF CONVERTING THE PRINCIPAL OUTSTANDING UNDER THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK.  IF THE HOLDER CONVERTS THE CONVERTIBLE DEBENTURES, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

The conversion of the Convertible Debentures will result in dilution to the interests of other holders of our common stock since the holder may ultimately convert the full amount of the Convertible Debentures and sell all of these shares into the public market.

The following table sets forth the number and percentage of shares of our common stock that would be issuable if the holder of the Debenture converted at the base fixed conversion price of $0.2708 and reduced conversion prices of $0.25, $0.20, $0.15, $0.10 and $0.05.

Conversion Price	Number of Shares Issuable on Conversion of Convertible Debentures(1)	Percentage of Issued and Outstanding(2)
$0.2708	9,231,905	8.89%
$0.25	10,000,000	9.56%
$0.20	12,500,000	11.67%
$0.15	16,666,666	14.98%
$0.10	25,000,000	20.91%
$0.05	50,000,000	34.58%

(1)    Represents the number of shares issuable if all principal amounts of all of the Convertible Debentures were converted at the corresponding conversion price.

(2)    Represents the percentage of the total outstanding common stock that the shares issuable on conversion of the Convertible Debentures without regard to any contractual or other restriction on the number of securities the selling stockholder may own at any point in time.

IF WE FAIL TO REMAIN CURRENT IN OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Forward-Looking Statements

        Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

USE OF PROCEEDS

    There will be no proceeds received from the initial sales of stock, however, if any of the warrants are exercised, all available proceeds will be used for working capital.

SELLING STOCKHOLDERS

        The following table presents information regarding the selling stockholders, including Cornell Capital Partners, L.P, First SB and H.C. Wainwright.  A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

	Shares Beneficially Owned Prior to the offering		Shares to be Acquired Under Convertible Debentures or Warrants		Shares Beneficially Owned After the Offering
Name	Number(1)	Percent (1)	Number	Percent (1)	Number	Percent
Cornell Capital Partners, L.P. (2) 101 Hudson Street, Suite 3606 Jersey City, NJ 07302	4,719,759 (4)	4.99%	69,000,000	72.95%	0	0%
Cornell Capital Partners, L.P. (3) 101 Hudson Street, Suite 3606 Jersey City, NJ 07302	4,719,759 (4)	4.99%	9,000,000	9.52%	0	0%
First SB (5)	1,823,190	1.93%	1,823,190	1.93%	0	0%
H.C. Wainwright (5)	1,823,190	1.93%	1,823,190	1.93%	0	0%
TOTAL	8,366,139	8.85%	81,646,380	83%	0	0%

    * Less than 1%.

    (1) Applicable percentage ownership is based on 94,584,354 shares of common stock outstanding as of September 30, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

    (2)  Represents shares underlying convertible debentures that are available to Cornell Capital Partners, L.P., upon execution of the Securities Purchase Agreement and acquisition of 2 separate convertible debentures pursuant to that agreement, in the aggregate amount of $2,500,000, subject to a limitation on ownership of 4.99% of our outstanding common stock assuming conversion.

    (3)  Represents shares of common stock underlying 9,000,000 warrants which would be issuable if all warrants attached to the convertible debentures are fully exercised, , subject to a limitation on ownership of 4.99% of our outstanding common stock assuming conversion.

   (4)  Cornell Capital Partners holds the right to convert its convertible notes into these shares, equaling 4.99% of the total number of shares being registered (The holdings of Cornell Capital may not exceed 4.99% in the aggregate).  This information is being included because this table reflects the number of shares of common stock which may be issuable within 60 days of December 31, 2005.

  (5) First SB and H.C. Waingwright each hold 1,823,190 warrants to purchase common stock at $0.30 per share, for a period expiring on November 28, 2010 .

        The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our Company:

Cornell Capital Partners is a hedge fund. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors and has voting control over the securities beneficially owned by Yorkville Advisors, LLC and Cornell Capital Partners. Cornell Capital Partners acquired all securities underlying the shares being registered in this offering in financing transactions with us. Those transactions are explained below:

                Convertible Debentures (Investment).  Upon execution of the Securities Purchase Agreement, Cornell Capital Partners agreed to and did purchase convertible debentures in amounts totaling up to $2,500,000.   These debentures have a term of three years, bear interest at 5% per year, and are convertible into our common stock at a price per share of $0.2708 or 80% of the lowest volume weighted average daily closing prices of the Company's Common Stock, as quoted by Bloomberg, LP, during the five (5) trading days immediately preceding the Conversion Date , whichever is lower.  We are registering 69,000,000 shares of common stock underlying these debentures.

            Warrants.  Cornell Capital Partners also acquired 9,000,000 warrants to purchase common stock, each warrant having an exercise price of $0.2708 and an exercise period expiring five years from their date of issuance, November 21, 2010.

Redemption.  The Company may redeem these debentures by payment of 120% of the balance outstanding on the date of redemption.

PLAN OF DISTRIBUTION

        The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

                * ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

                * block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                * purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                * an exchange distribution in accordance with the rules of the applicable exchange;

                * privately-negotiated transactions;

                * short sales that are not violations of the laws and regulations of any state or the United States;

                * broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

                * through the writing of options on the shares;

                * a combination of any such methods of sale; and

                * any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol FDEI. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. Our common stock first began quotation on the Over-The-Counter Bulletin Board on November 6, 2000.  The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions, for the period from October 1, 2003 to September 30, 2005.

QUARTER ENDING	HIGH BID	LOW BID
December 31, 2005	0.36	0.13
September 30, 2005	0.47	0.32
June 30, 2005	0.81	0.31
March 31, 2005	1.08	0.52
December 31, 2004	1.04	0.17
September 30, 2004	0.33	0.19
June 30, 2004	0.50	0.29
March 31, 2004	0.38	0.03
December 31, 2003	0.07	0.01

At December 31, 2005, the Company had 57 shareholders of record, and an unknown number of additional holders whose stock is held in "street name".  The transfer agent of our common stock is Holladay Stock Transfer.

Dividends

Future dividends on the common shares, if any, will be dependent upon the Company's earnings, financial conditions and other relevant factors as determined by the Board of Directors.

 Securities Authorized for Issuance Under Equity Compensation Plans

        The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	0	0	0

Total	0	0	0

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

        The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

        The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Analysis of Operations

Results of Operations for the Three-Month and Nine-Month Periods Ended September 30, 2005 and 2004:

REVENUES

Revenue was $356,216 for the three months ended September 30, 2005 and $9,869 for the three months ended September 30, 2004.  The increase in revenue is primarily due to completed wells and the commencement of actual production.

Revenue was $606,926 for the nine months ended September 30, 2005 and $12,446 for the nine months ended September 30, 2004.

OIL AND GAS PRODUCTION COSTS

Production costs were $111,383 for the three months ended September 30, 2005 and $0 for the three months ended September 30, 2004.  This increase is due to additional expenses incurred to bring wells into production when they were formerly idle.

Production costs were $232,707 for the nine months ended September 30, 2005 and $0 for the nine months ended September 30, 2004.

DEPLETION, DEPRECIATION AND AMORTIZATION

Total depletion expense for the nine months ended September 30 2005 and 2004 was $77,875 and $0, respectively.

Depreciation expense for the nine months ended September 30, 2005 and 2004 was $17,220 and $1,317, respectively.

STOCK-BASED COMPENSATION

During the nine-month period ended September 30, 2005, the Company did not issue any compensatory shares.

On April 1, 2004, the Company issued 2,075,000 shares of its common stock to its three directors for services rendered.  As a result of this issuance, $100,000 in compensation expense was recorded.

On March 17, 2004, the Board of Directors approved a stock option plan whereby 8,000,000 common shares have been set aside for employees, officers, directors and third-party service providers to be distributed at the discretion of the Board of Director. As of December 31, 2004, 1,250,000 options have been granted to the five  officers/directors  of the Company for an exercise price of $0.10 per  share,  increasing  annually  at 6% per annum  from the grant date of March 17, 2004. The term of the options is 10 years.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expense decreased by $17,301 from $100,319 for the three month period ended September 30, 2004 to $83,018 for the comparable period in 2005.  This decrease was primarily the result of lesser salary and consulting fee requirements.

General and administrative expense decreased by $135,392 from $334,796 for the nine month period ended September 30, 2004 to $199,404 for the comparable period in 2005.  This decrease was primarily the result of lowered consulting fees.

Liquidity and Capital Resources

The Company believes that it will be able to source sufficient funds through new debt and equity in the next 12 months to develop current assets and planned acquisitions so that these operations will be sufficient to fund the anticipated liquidity and capital resource needs of the Company for the fiscal year ended December 31, 2006.  At the present time, Management feels that there are opportunities to enhance existing wells and discussions have been held regarding efforts to tap into possible reserves on the Company’s oil and gas properties.

The Company is not a party to off-balance sheet arrangements and does not engage in trading activities involving non-exchange traded contracts.  In addition, the Company has no financial guarantees, lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of the Company’s assets.  Management continues to examine various alternatives for increasing capital resources including, among other things, participation with industry and/or private partners and specific rework of existing properties to enhance production and expansion of its sales of crude oil and natural gas.

Foreign Currency Exposure

Fidelis is not exposed to fluctuations in foreign currencies relative to the U.S. dollar at this time, but, as Fidelis expands its operations, it may begin to collect revenues from customers in currencies other than the U.S. dollar.  Fidelis does not currently engage in any hedging activities.

The Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

The Company had only  limited  operations, and realized  only limited revenues from the sale of oil from the Comanche Point Field. The Company realized a net loss  from  operations  of  $622,291  since  inception  due primarily  to legal,  accounting  and  management  fees  necessary  to bring the Company through the development stage to become a producer of oil and gas.

The  Company  had  selling  and  marketing   expenses  from  continuing operations  of $73,854  and $0 for the years ended  December  31, 2004 and 2003.

General and  administrative  expenses were $431,230 for the year ended  December 31,  2004,  which  consisted  mainly of  officer  wages and  consulting  expense compared  to $28,801  for the year ended  December  31,  2003.  The  increase is attributable  to the fact that the Company was largely  dormant in 2003.  In the first  quarter  of 2004,  the  Company  started  its  exploration  of oil and gas properties.

Critical Accounting Policies

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

        We consider all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. We maintain our cash in bank deposit accounts that may exceed federally insured limits. We have not experienced any losses in such accounts.

Allowance for doubtful accounts

In determining the allowance to be maintained, management evaluates many factors including industry and historical loss experience. The allowance for doubtful accounts is maintained at an amount management deems adequate to cover estimated losses. Allowance for doubtful accounts is $0 and $0 for the quarter ended September 30, 2005 and 2004, respectively.

Property & Equipment

Capital assets are stated at cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-lived assets

Effective September 25, 2002, we adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, we believe that, as of December 31, 2004, there were no significant impairments of our long-lived assets.

Revenue Recognition

The Company recognizes oil and gas revenue from its interests in producing wells as oil and gas is produced and sold from those wells. Oil and gas sold is not significantly different from the Company's share of production. Revenues from the purchase, sale and transportation of natural gas are recognized upon completion of the sale and when transported volumes are delivered. Shipping and handling costs in connection with such deliveries are included in production costs. Revenue under carried interest agreements is recorded in the period when the net proceeds become receivable, measurable and collection is reasonably assured. The time the net revenues become receivable and collection is reasonably assured depends on the terms and conditions of the relevant agreements and the practices followed by the operator. As a result, net revenues may lag the production month by one or more months.

Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and gas operations whereby all costs related to the acquisition of petroleum and natural gas interests are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Proceeds from the disposal of oil and gas properties are recorded as a reduction of the related capitalized costs without recognition of a gain or loss unless the disposal would result in a change of 20 percent or more in the depletion rate. The Company operates in two cost centers, being Canada and the U.S.A. To date the Company has not established any proven recoverable reserves on its properties.

Depletion and depreciation of the capitalized costs are computed using the unit-of-production method based on the estimated proven reserves of oil and gas determined by independent consultants.

Estimated future removal and site restoration costs are provided over the life of proven reserves on a unit-of-production basis. Costs, which include the cost of production equipment removal and environmental clean-up, are estimated each period by management based on current regulations, costs, technology and industry standards. The charge is included in the provision for depletion and depreciation and the actual restoration expenditures are charged to the accumulated provision amounts as incurred.

The Company applies a ceiling test to capitalized costs to ensure that such costs do not exceed estimated future net revenues from production of proven reserves at year end market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties. If capitalized costs are determined to exceed estimated future net revenues, a write-down of carrying value is charged to depletion in the period.

Issuance of shares for service

We account for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

Income taxes

        Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that we disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share." SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. There were no items of comprehensive income during 2004 and 2003, accordingly, a Statement of Comprehensive Loss is not presented.

Recent Pronouncements

On May 15 2003, the FASB issued FASB Statement No. 150 (SFAS 150), Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS 150 affects an entity's classification of the following freestanding instruments: a) Mandatorily redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. For private companies, mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 does not have a material impact on our financial position or results of operations or cash flows.

        In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. We do not hold any variable interest entities.

PLAN OF OPERATION

 The  following  discussion  should  be read  in  conjunction  with  the Financial Statements and notes thereto.

INITIAL OIL AND GAS ACQUISITIONS

On November 5, 2003, the Company executed two farm-in leases for the purpose of oil and gas exploration.  The subject properties are located in the province of Alberta, Canada and are termed the Buffalo Lake Prospect and the Lake Island Prospect.  In February,  2004, the Company forfeited the Buffalo Lake lease in return for a farm-in lease on a deep-gas well project termed the "Boyne Lake" field.  The Company allowed this lease to expire unused.

DESCRIPTION OF PROPERTY

COMANCHE POINT PROSPECT – CALIFORNIA HEAVY OIL PLAY

         On March 16, 2004,  the Company  entered into a purchase  agreement for participation  and acquisition of an 80% working interest in the Comanche Point Producing Company,  Tejon Lease on 400 acres for lands in Sections  28,29,32  and 33,  R18W, S.B.B.M, Kern County, California.  Recoverable reserves in the lease are estimated by management and third-party engineers to contain 2,100,000 barrels of heavy crude oil.

         Under the terms of the  Agreement,  Fidelis paid $305,000 and a further $200,000 thereafter to commence  implementation of the pilot study.  Following full payback of the Company's  investment,  the working  partner of the Company will increase to a 30% working  interest as the Company decreases to a 70% interest.  Both  partners are subject only to a 12.5%  royalty to Tejon Ranch on the production.   The Company, along with the working partner implemented a steam-flood  extraction pilot study in  mid-September, 2004, to determine  viability of extraction  with this  method.  The steam-flood extraction pilot project of existing production wells should allow Fidelis Energy to analyze the daily oil production rates from each well. We anticipate a significant increase to the production at Comanche. At the time of implementation the field was producing 12-15 barrels per day. As at December 31, 2004, the field is producing an estimated 45 to 50 barrels per day after the fully completed steam flooding of 2 wells.  Accurate projections of income from the effects of the steam flood are unavailable until the pilot study is complete.  As this is a proven property, the $505,000 has been capitalized.  During the nine months ended September 30, 2005, an additional $40,000 in connection with this property was spent and has been capitalized.

HIDALGO PROSPECT--TEXAS NATURAL GAS PLAY

         Also  on  January  28, 2005,  the  Company  executed  a Lease  Purchase  and Development Agreement and Joint Operating Agreement with Miramar Petroleum, Inc. on a farm-in with Miramar on the  "Southeast  Hidalgo  Prospect,  Hidalgo County Texas".  The Hidalgo Field was  discovered in 1946 by The Texas  Company's #1 El Texano Land Company well. As gas markets became  available,  numerous wells were drilled to develop the field.  The  Hidalgo  Field  produces  gas from depths of 6,200 feet to 8,100 feet.  Texaco was the major  operator in the field until the late 1980's.  Presently  Miramar  Petroleum  Inc.,  PI Energy and  Discorbis Oil Company are the companies  active in the field.   The Hidalgo  Prospect has under lease, approximately 312 gross acres.

         Under the terms of the farm-in agreement,  Fidelis advanced $260,000 to Miramar,  the operator of the project,  representing  a two-thirds  share of the costs for the drilling to completion of the 7,500 foot  "Lepovitz A" natural gas well.  Presently Miramar Petroleum Inc., PI Energy and Discorbis Oil Company are the companies  active in the Hidalgo  field.  Fidelis has acquired a 50% working interest in the play. Miramar Petroleum is the operator of the project.

         The well was drilled  over a 15 day period and on March 12, 2005 was tested for  resistivity  and  pressure.  The target sands were not located in an up-dip position as indicated by 3-D seismic  logs and were  actually 16' down-dip  from the adjacent well,  negating the target  objectives from being viable sources of gas.  However,  an  interesting  spike on both the initial  mudlog and down-hole electronic  tests performed by Sclumberger  turned up a 5 foot thick sand with a bottom hole pressure of 2,500 psi. Based on this find, the partners in the well, including  Fidelis,  determined  to case the hole and  produce  the well.  It is believed that the well should initially flow  approximately 500- 750Mcf per day.   Upon tie-in,  expected to take place by April 1st,  2005, the well will flow and Initial Production Rate (IPR) tested to determine final flow rate. Fields in the area tend to flow steady with shallow decline curves. Total completion costs are estimated at $125,000, as the prospect is proximal to and approximately one mile from existing gas  infrastructure in the area.  Fidelis' share of the completion and tie-in costs will be approximately $62,500.

        In May of 2005, Fidelis received notice from the operator of the Hidalgo project of the intention to plug and abandon the well. Following an extensive completion program, the Frio sands that initially flowed on tests of up to 750mcf/day, appear to be depleted or water filled. Fidelis plans to execute this plan immediately and will work with Miramar Petroleum on future plans in the Hidalgo-MacAllen area of Texas.

NORTH FRANKLIN PROSPECT -- CALIFORNIA NATURAL GAS PLAY

        In the second quarter of 2004,  the Company acquired a 35% working interest in the North  Franklin  Project, a Sacramento Basin natural gas play, through a farm-out with Silver Star Energy, Inc.  Under the terms of the agreement,  Fidelis Energy advanced a total of $500,000 to the operator under the terms of the AFE (Authority for Expenditure) for the initial 7,800-foot test well. Other partners in the play are Archer Exploration,  Inc. and the operator of the project, Longbow LLC of Bakersfield.

        On May 14, 2004 the Company spudded the "Archer-Whitney #1" well at the North Franklin Project, in the Sacramento Basin of California.  The well was drilled to a total depth of 8,000 feet where a suite of electronic well logs was run.  Resistivity  and Sonic logs showed clean sand pay with 100% gas fill-up within the pay zone and the completion of the well and results were announced on June 21, 2004.  A 6.0-foot section of Winters sand that was 100% gas filled was perforated and flow tested.  Gas flowed under a four-point test to a maximum of 2.065 million cubic feet/day. At the culmination of the test, gas was flowing at 1.975 million cubic feet per day with a tubing  pressure of 2,900 psi on an 8/64ths choke.  Casing  pressure was increasing at the end of the testing period to 2,970 psi.  No formation water was  encountered  during the test.  Fidelis announced  that the absolute open flow rates at the sand face on the  "Archer-Whitney  #1" well would be in excess of 12 million cubic feet per day.  The flow test gas analysis returned a B.T.U. (British Thermal Unit) content of 940 and reservoir engineers  report that the reservoir can expect excellent deliverability  under producing conditions. The Company executed an Authority for Expenditure (AFE) for the Company's working interest share of the North Franklin Project pipeline cost.  Fidelis advanced the payment in full to the operator for the Company's 35% working  interest share of the North Franklin  pipeline cost.  Fidelis  advanced funds in full for additional acreage that has been added to the Area of Mutual Interest  (A.M.I.)  surrounding North Franklin and covering 400 acres.  The North Franklin Project land holdings under lease totaled  approximately 1,800 acres at December 31, 2004.  Increased  amounts of leased land were acquired and the land under lease totaled  approximately 3,000 gross acres at March 1, 2005. These newer leases cover the pipeline route as well as expand the coverage of the underlying Winters  formation, adding to the potential  reserves of the North  Franklin gas reservoir.

        On January 31, 2005, we updated shareholders as to the process of permitting the North Franklin pipeline project. Fidelis was informed by the office of the Congressional Representative from the Third District of California that he has had confirmation from the office of the Secretary of the Interior and the U.S. Fish and Wildlife that the final government permit covering the easement over the last 177' of pipeline will be posted in the Federal Register on February 2, 2005. On February 2, 2005, the easement Permit required prior to tie-in of the North Franklin Gas Field was posted to the Federal Register. The Federal Register states that any public comments on the permit are to be received by March 3, 2005. The Company was in regular contact with the Congressman's office of the 3rd district of California and with the Fish and Wildlife service office in Sacramento since late December, and hoped to be able to tie-in the pipeline as soon as possible.  The previous comment period at the local level was accomplished and ended December 26, 2004.

        Fidelis  Energy,  Inc.  announced March 7, 2005 that the Company's long anticipated  government  permit  allowing the completion of  construction of the North  Franklin gas pipeline has been received from the "U.S.  Fish and Wildlife Service." The permit covers approval for a 177' underground  boring to connect a 6 inch gas pipeline with the North Franklin Gas Field.

         The operator of the north  Franklin  project  informed the Company that the  installation  and final  construction of the short tie-in piece of pipeline will begin  immediately.  A crew is being  assembled  and organized for the job. Once commenced, it is expected that the work will require 4 days.

         March 14, 2005,  Fidelis  Energy Inc., reported that the tie-in of the North  Franklin Gas Field was under way and expected to be completed and flowing gas that week.

         The partners in the project received the permit from the USFWS on March 4 after a long  delay and have  been  forced by the wet  weather  conditions  to further delay tie-in until this week.  The  contractor has begun boring the 177' to connect  the two lengths of pipeline  and will be casing and  sleeving  early this week.

         Fidelis  Energy  Inc.  was  informed  on March 18,  2005,  that the gas pipeline  connecting the North Franklin Gas Field to the buyers' delivery system pipeline  has now been  completed.  After a  lengthy  delay,  the  tie-in of the Archer-Whitney  No. 1 well has  occurred  and is now tied into the  pipeline for initial gas production.

         Fidelis  Energy  had  previously  announced  that a  contract  has been executed with a natural gas purchaser. Over the next 7 to 10 days, the well will be evaluated for I.P.R.s (Initial Production Rates).  March 18th gas price based on PG&E-Citygate pricing is $7.09 mcf.

         Fidelis  Energy Inc.  announced  on March 24,  2005,  that the pipeline connecting  the North Franklin Gas Field to the gas buyers'  delivery  system is flowing gas.

         The  operator of the project has choked down and metered the flow at an initial  rate of 2.0MMcf.  The  operator  will be  increasing  the flow in small increments  until the pressures  from the  reservoir  stabilize at an acceptable rate,  which will prevent damage to the casing or productive  sand layer.  It is critical  for the field  health to inhibit a simple  open flow and to choke down pressures to prevent gas reservoir  "coning" and drawing water into the sands by the outgoing gas.

         The  Company  and its  partners  expect a final  flow  rate of 4MMcf to 5MMcf.  When the Initial  Production  Rate (IPR) has been  determined  (expected within 10-15 days) the Company will release the figure.

         As of March 24th,  the Company has entered "the black" and  anticipates being cash-flow and earnings positive for the foreseeable future.

On April 7, Fidelis Energy, Inc. announced that the Company has executed an Authority for Expenditure  (A.F.E.) for the  "Archer-Wildlands  #1" gas well, the next well planned under the overall  development plan for the North Franklin Project.  Fidelis advanced funds in full to the operator  totaling  $133,000 for the  Company's  35%  working  interest  cost  of the  well  to  completion.  The "Archer-Wildlands #1" well is licensed, permitted and the well site preparations are ongoing. Fidelis expected a tentative  spud date upcoming  later this month,  dependent on ground conditions. A drill contract has been signed and a drilling rig has been secured for the well.  The  third  and  fourth  wells  into the field  will be sited and permitted upon receipt of information  from the 2nd well that should yield trend data  as  to  sand  thickness,   porosity  and  permeability.   In  regards  the Archer-Whitney  #1, the well was recently  tied-in and flowing gas; the operator has indicated that the behind-pipe pressure has been increasing and is above the 2900 psi level and we expect to open up the flow  incrementally  within the next few days. The Company previously  indicated that the development of volume flows for the  field is an often a  lengthy  process  which  must be  undertaken  with extreme  caution  to avoid  damaging  the  reservoir  or well.  On April 22, the Company  was  informed  that  the  date  has  been  set  for  the  spud  of  the Archer-Wildlands #1 well. The drilling was planned to commence in the first week of May. The  Archer-Wildlands  #1 is the second in a series of natural gas wells to be drilled  during  2005  under the  overall  development  plan for the North Franklin gas reservoir.  Fidelis  announced it would be receiving the first full month natural gas production totals from the  "Archer-Whitney  #1" well that was put into  commercial  production  March 21st. The Company will have had one full month of gas production and sales by April 25th and will report the figures when received in full from the operator.

 On April 25,  Fidelis  reported  on the  success at the North  Franklin "Archer-Whitney  #1" well.  The  Company has  completed  its first full month of production at the North  Franklin Gas Field from its  "Archer-Whitney  #1" well. The average daily gross earnings for the well amounted to roughly $11,000.00 per day, or  $330,000 in total for all  partners.  The initial gas  production  flow rates  averaged 1.4 Mmcf per day over the month.  This is the first of six wells planned  to be  drilled  into this  reservoir  on the  leases.  The well has now settled and matured to the point that the operator  intends to open the choke in the  coming  weeks to  accommodate  the high  tubing and  casing  pressures  and increase  gas flow.  Fidelis  is very  happy with the  ongoing  developments  as everything is  proceeding as planned under the prudent  guidance of the operator and  Company.  The  operator of the project has choked down and metered the flow and will be increasing the gas flow in small  increments.  The operator's advice to the Company is to be prudently  cautious in these early  production  days and not to be overzealous in rapidly increasing the flow rates. The operator has now indicated  that the behind- pipe pressure has been  stabilizing  and Fidelis can now report that the plan is to safely open up the flow  incrementally at stepped rates.  The operator and Company have been cautious with this initial  period as the well was put online, working in a slow and methodical fashion to ensure that the  reservoir is  developed  properly.  The well will  continue to be opened up until the stabilization of bottom-hole pressure.

On May 25, Fidelis announced that the Company has begun discussions with Silver Star Energy,  Inc.  regarding the possible future  amalgamation of the two companies. Fidelis and Silver Star currently  have common working  interests in various oil and gas projects and the  amalgamation of these interests would provide a larger and  stronger  entity for future  growth.  Oil and gas sector  growth  occurs by either merger or "growth by the drill bit" and Fidelis is positioning  itself to consider both these options. The proposed  amalgamation would combine all assets of both oil and gas  companies  into one  entity,  which  would then have in the portfolio a combined working interest in 5 projects, these being North Franklin, Joarcam,  Comanche Point, Evi and Verdigris Lake. The recent management  changes of Fidelis have brought new strength of both corporate and oil and gas expertise and Fidelis has approached Silver Star with this proposal.

The amalgamation of the  aforementioned  assets and individual  company working  interests  would be based on "fair  market  opinion"  provided by third party arms length  reservoir  engineering.  The companies have now  commissioned these reports on the various projects as a valuation of assets as a precursor to formal  negotiations  regarding  the possible new  structure of the  amalgamated companies. Fidelis anticipates that discussions and negotiations will be ongoing over the next several  months and will  endeavor to provide  regular  updates on this corporate development as well as current operations.

On May 26, 2005, Fidelis announced details of the deep gas potential in the Forbes (F-zone) at the Company's North Franklin gas reservoir, Sacramento Basin California.  North Franklin is situated in the southern Sacramento Basin of California between the cities of Sacramento and Stockton that has produced in excess of 9 Tcf of gas.  The deep Forbes F-zone has the potential to contain 60 billion cubic feet of gas. Combined with the producing Winters, North Franklin now has the potential to contain in excess of 100 billion cubic feet of gas. The Deep Forbes F-zone lies beneath the younger Winters sand that is currently producing from the "Archer-Whitney #1 well" and will be drilled by a second well named "Archer-Wildlands".  After an aggressive land-leasing program by the partners over the last year, the North Franklin Project has now, under lease, 3,465 gross acres. North Franklin deep F-zone has approximately 1,200 acres of structural and stratigraphic closure based on mapping of the seismic anomaly.  It is defined by regional well control and 2-D seismic data from three seismic lines.  The strong AVO anomaly present indicates that gas may be present.  The prospect potential is based on net pay averaging 50 feet over this closure and recovery factor of 1,000 million cubic feet per acre foot.  The prospect reserves are estimated at 60 billion cubic feet of gas.  Gas quality is anticipated to be greater than 900 Btu.  The nearest F-zone production at the Clarksburg gas field, located with in five miles of the prospect, is 930 Btu. Gas is expected to be contained in permeable, Upper Cretaceous, deep-water F-zone sandstones that are of equivalent age to sandstones that are the major producing zones in the northern portion of the Sacramento Valley.  An estimated 75 feet of net reservoir sandstones are expected to be present in the upper and middle F-zone fans at the proposed test location.  Equivalent Forbes sandstones are the chief producing gas reservoirs in the northern Sacramento Valley having produced in excess of 2 trillion cubic feet of gas. Drill depth through the prospective upper and middle fans at North Franklin Deep is 11,000 feet.  The well would offset the productive upper Winters sand discovered in 2004 and penetrate the both the upper and middle F-zone fans at a structural favorable position.  In the event that the F-zone is not productive at this location, the well could be put into production from the Winters sands. The 11,000 foot well is estimated to cost $1.5 million and Fidelis has a 35% working interest in the project.  The North Franklin partners are planning to drill the test well in the third and fourth quarters of 2005.

On June 2, 2005, we announced, at North Franklin, the April and May 2005 production totals for the "Archer-Whitney #1" well since full production began on March 23, 2005 to the most recent data received by the Company on May 31, 2005,  the "Archer-Whitney #1" well has produced 98.5 Mmcf gas in 70 days at an average rate of 1.41 Mmcf per day. Total production to-date has generated $591,000 to the partners. Production by month has been 13.5 Mmcf in 9 days of March, 41.2 Mmcf for April and 43.8 Mmcf for May.

The operator of the project had intended to increase the flow rate to 2.5-3.0 Mmcf per day, but has maintained a choked back gas flow since the onset of production only increasing the gas flow in small increments. The latest project update at the well is that, under advice from the operator, gas flow will remain choked back to between 1.75

Mmcf and 2.0 Mmcf per day until the second well is drilled and completed. As reported earlier, Fidelis anticipates a spud date to be announced shortly in June. With more information provided from the second well, this will provide important geological reservoir data and confidence that detriment will not be done to the reservoir prior to opening up the well to its fullest capacity. North Franklin is a new reservoir discovery and time will be required to evaluate the full potential of the gas field. Fidelis expects that in time, production rates will meet original expectations of 4-5 Mmcf per day.

On  June  20   Fidelis   announced   the   preparations   to  spud  the "Archer-Wildlands #1" well at the North Franklin Project in the Sacramento Basin of  California.  This is the next  gas  well to be  drilled  under  the  overall development plan for the North Franklin Project.  The well location is an offset to the  "Archer-Whitney  #1" well that has been in production  since March 2005. The drilling rig is currently being mobilized to the North Franklin site.  After rig up, it is anticipated that drilling to the 8,000 foot depth should take 8-10 days  following  which,  the well will be completed and tied-in to the pipeline. Fidelis  anticipates  a spud date of the well to be on June 21 or 22. On June 27 Fidelis announced  "Archer-Wildlands  #1" well had spudded and is drilling ahead at the North Franklin  Project,  Sacramento  Basin of  California.  The well was spudded on June 25th is a close offset to the  "Archer-Whitney #1" well that has been in production  since March 2005.  This is the second gas well to be drilled in the North Franklin gas reservoir under the 2005 development plan. The Company is  optimistic  that  the  Winters  sand gas pay zone  will be  thicker  at this location than the  "Archer-Whitney  #1" well, based on 2D seismic and geological mapping of the formation. Drilling to the 8,000 foot depth should take 8-10 days following which, the well will be completed and tied-in to the pipeline.

 On  July  5,  Fidelis   announced  the  June  gas   production  at  the "Archer-Whitney  #1" well at the Company's North Franklin gas reservoir  totaled 44.859 Mmcf for the 30 days in June. The average daily  production was 1.50 Mmcf per day. The second  well,  "Archer-Wildlands  #1" today is nearing,  and should reach the total depth of 8,000 feet.  The  Company  expects  that the well is to finish  this  evening  and a suite of well  logs will be run and  available  for review on July 6th.  Fidelis will endeavor to report drilling results as soon as they are available.

 On July 18, Fidelis announced that the  "Archer-Wildlands  #1" gas well at the Company's  North Franklin  Project reached a total depth of 7,736 feet on July 15. The  Winters  sand pay had  excellent  gas shows in the mud log and the suite of Resistivity  and Sonic  electronic logs showed clean sand pay with 100% gas fill-up within the pay zone. The  intersected  sand pay exceeds in thickness what  is  producing  at  the  "Archer-Whitney"   well.  A  casing  election  was immediately made and the Company is pleased to report that the well is now cased to depth with  production  casing.  The Company and  partners  are  preparing to complete  the well and the  operator  is  developing  a  perforation  plan to be implemented  during the well completion phase.  Notably,  the gas gathering line and tie-in to pipeline are already in place at the Wildlands location.  All that will be required is to install a gas- flow meter  following the  perforation and completion program. The well can be tied-in to the pipeline with no delays, such as occurred with the initial pipeline construction.  The operator has called for a  completion  rig and  Fidelis  will  report  on  timing  when the rig  becomes available. It is estimated that the completion phase of the well will occur over the next 2 weeks. Mr. William Marshall,  President stated, "Fidelis is extremely pleased with the drilling  results of the new  "Archer-Wildlands"  well at North Franklin.  By adding  the  additional  gas  production  from the North  Franklin reservoir,  we will be increasing  the cash flow to the Company and adding value to the shareholders. Fidelis is committed to continued strong growth for Company and developing the North Franklin Project is foremost in our plans for achieving this."

 On August 2,  Fidelis  announced  that the  completion  program  at the "Archer-Wildlands  #1" gas well has begun.  The  completion  rig  arrived at the North Franklin Project site. The perforation of the Winters gas pay zone will be done August 3, following  which, the well will be flow tested and tied-in to the existing gas pipeline infrastructure. The operation was estimated to take 3 to 4 days.  After the well is tied-in,  Fidelis will have two  producing gas wells in the North Franklin reservoir. On Monday, the PGE Citygate gas pricing from North Franklin  production  was quoted at $7.14 per Mcf.  Fidelis  has  posted  recent photos of the North  Franklin  Project  in the  "Photo  Gallery"  section of the website.  These  include  drilling  of the  "Archer-Wildlands  #1"  well and the production  facilities at the "Archer-Whitney #1" well location.  These pictures can be viewed  at  www.fidelisenergy.com  Gas  prices  in the  Sacramento  Basin continue to rise with the NYMEX  futures.  On July 15th,  the PGE-  Citygate gas pricing from North Franklin production was $7.18 per Mcf.

On August  3,  Fidelis  reported  that the July gas  production  at the "Archer-Whitney  #1" well at the Company's North Franklin gas reservoir  totaled 46.212 Mmcf for the 31 days in July. The average daily  production was 1.49 Mmcf per day.

 The well has exhibited stable production at these rates since the onset of production  in March 2005.  Now that the second well has been drilled and the partners  have gained  important  information  on the reservoir  integrity,  the operator has indicated that gas flow rates at the  "Archer-Whitney  #1" well can be safely increased.  Fidelis will report when this occurs and update rates when available.  As earlier reported, the completion program at the "Archer-Wildlands #1" well was  ongoing  and the  Company  will  report on all  developments  when information is received from the operator.  Fidelis  receives  PGE-Citygate  gas pricing from North Franklin production, which on August 1st was in the $7.14 per Mcf range.  NYMEX  natural gas futures have risen to between $8.15 and $9.54 for 2005- 2006 giving  Fidelis an  indication  of what the revenue from upcoming gas production may be in the near future.

On August 8, Fidelis  announced  the  commencement  of  commercial  gas production at the  "Archer-Wildlands  #1" well on the Company's  North  Franklin Project,  Sacramento  California.  The well was  successfully  completed  in the Winters  pay  zone,  following  which  the well was  connected  to the  existing pipeline infrastructure.  The analysis of the gas returned a value of 945 B.T.U, in keeping with the gas value being produced from the "Archer-Whitney" well. The "Archer-Wildlands  #1" well has been  initially  brought online at a rate of 1.0 Mmcf per day. This I.P.R. (initial production rate) will be closely evaluated by the operator and stepped up over time once stable rates are  achieved.  Now that this  second gas well has been put into  production,  the  partners  are gaining important  information  on the North  Franklin  gas  reservoir  integrity.  As a result, the operator has stated that gas flow rates at the  "Archer-Whitney  #1" well can be safely  increased.  Fidelis will shortly report  updated  production rates  from  the well  when  they are made  available  to the  Company.  Fidelis receives  PGE-  Citygate gas pricing from North  Franklin  production,  which on August 5th was in the $7.60 per Mcf range.  NYMEX natural gas futures have risen to between  $8.47 and $9.67 for 2005-2006  giving  Fidelis an indication of what the revenue from upcoming gas production may be in the near future.

 On August 10,  Fidelis  announced  that the daily gas production at the "Archer-Whitney  #1" well at North  Franklin has been stepped up to 1.8 Mmcf per day,  and is  capable  of  going  higher.  The  operator's  goal is to move  the production rate up to 2 Mmcf per day over the next few weeks will be undertaking further  increases of the gas flow rates over time.  After each  increase of the production  rate,  an  evaluation  period  will be  required  to assess the well pressures,  performance  and  to  maintain  reservoir  integrity.  The  combined production  from the  "Archer-Whitney  #1" and the "Archer-  Wildlands #1" as of today is 2.8 Mmcf per day.

On August 24,  Fidelis  announced  that the daily gas production at the North Franklin gas reservoir has now surpassed 3.0 Mmcf per day from  production at the two wells, Archer-Whitney #1 and Archer-Wildlands #1. Fidelis has earlier reported the operator's strategy, which is to move the production rate up over a period of weeks,  and will be  undertaking  additional  flow rate increases over time. After each increase of the production  rate, an evaluation  period will be required to assess the well  pressures,  performance  and to maintain  reservoir integrity.

 On September 6, Fidelis  reported on the gas production  totals for the month of August. Production was from the two gas wells;  "Archer-Whitney #1" and "Archer-Wildlands  #1" at the Company's  North  Franklin gas  reservoir.  August production  totaled  78.89  Mmcf for the  month.  The  "Archer-Whitney  #1" well monthly  production was 49.16 Mmcf and the  "Archer-Wildlands  #1" well produced 26.73 Mmcf since  production  began on August  8th.  Since  August  22nd,  after increasing the flow rates,  the two wells combined  production has surpassed 3.0 Mmcf per day.

On September 22,  Fidelis  reported on the first weeks of September gas production  from the North Franklin gas reservoir.  Gas production  from the two wells, the "Archer-Whitney #1" and  "Archer-Wildlands  #1" for the first 11 days totaled  32.53 Mmcf at an average  daily rate of 2.957 Mmcf per day.  Production flow rate increases have been  implemented and both wells continue to perform to the  Company's  expectations.  Fidelis  and the  operator  continue  to  monitor progress  of the new  well and  overall  reservoir.  For the  first  time  since commercial production began in March of 2004,  PGE-Citygate gas prices have gone over $11.00 per Mcf. Prices on September 21st were quoted at $11.35.  Gas prices have  nearly  doubled  since the onset of  "Archer-Whitney  #1"  production.  In addition,  January  2006 gas futures on the NYMEX have been priced at $13.81 per Mcf. Fidelis and the operator are working towards ever increasing the production rates of the wells to take advantage of these soaring gas prices.

The North Franklin Project and the underlying newly-discovered Winters gas reservoir contain the "Archer-Whitney # 1" well. The pipeline was completed on March 17th, 2005 and  Fidelis  anticipates being in a cash-flow-positive situation  and a commercial gas  producer as soon as the pipeline is filled.  A contract is in place with a natural gas purchaser to acquire all gas produced by Fidelis.  The well is being evaluated as to I.P.R.'s  (Initial  Production  Rates).  Fidelis continues to work closely with  the operator and consultants as to future well locations,  reserve estimations  and overall  reservoir  engineering  as we commence  commercial gas production  at this  site.  The second well to be drilled in the field was completed as was the tie-in of the pipeline for the first North Franklin Gas Well in California.  The first well has been in production for ten months, and the second well has been on line since August, 2005.

 Fidelis Energy has received a reservoir engineering reserve report from Chapman Petroleum Engineering,  Ltd. on the North  Franklin  Project.  The two producing  gas wells,  Archer-Whitney  #1 and  Archer-Wildlands  #1 were used to assign the following net reserves to Fidelis Energy's 35% working interest.

 The reserves in the category of Proved Developed  Producing total 3.413 Bcf with a N.P.V. (Net Present Value) at a 10% D.C.F.  (Discounted Cash Flow) of $11,609,000.  These reserves  reflect the two producing  wells only.  Additional "Probable"  reserves  have been  estimated for  incremental  recovery on the two existing  wells and for one down dip location.  However, under SEC regulations probable reserves are not recognized and therefore are not reported.

KANSAS PROSPECT –  LIGHT OIL PLAY

         On August 10, 2005, Fidelis Energy announced that the Company had executed a memorandum of  understanding  (M.O.U.) to acquire a 25% working  interest from a private company,  in a very prospective Kansas oil and gas play. Fidelis has signed  formal  contracts and a joint operation agreement.  Fidelis and partners have now acquired participation rights in a large data base that includes a geophysical  survey  covering  approximately  one million acres, located in central Kansas, covering parts of Ellsworth, Salina, McPherson, Reno, Harvey, Kingman, and Sedgwick counties.  Total cumulative oil production through 1999  from  these  counties  is more  than  978  million  barrels  of  oil.  The geophysical  survey  utilized RAM technology,  owned by Paramount  Energy Corp., which is a  geophysical  methodology  used to  highlight  oil and gas  deposits.  (see exhibit 10.1 to the 8K filed on October 3, 2005 for a copy of the contract for data sharing)  Unlike 2-D and 3-D seismic methods,  which gather information based upon artificially induced sonic responses  recorded at the surface,  RAM  technology  identifies  "unique bright spots" using its proprietary  software to process certain aspects of the earth's magnetic field data.  Data is collected by a low flying  aircraft  equipped with specialized  equipment and then analyzed by RAM software.  These "unique  bright spot" anomalies can be correlated to near-surface alterations caused by the slow geochemical  processes  that  occur  over  both  oil and gas  deposits.  The RAM technology is an indirect hydrocarbon indicator independent of structure so it a good tool in areas where  seismic is not.  Since RAM data is  collected  from an aircraft, large acreage surveys can be acquired many times faster and many times less  costly  than   traditional   seismic.   That  makes  RAM  an  ideal  first reconnaissance  tool.  Several  identified RAM anomalies  interpreted within the survey area are believed to have hydrocarbon  potential over  multi-sections  of lands that have never been  tested  with a drill  bit.  Most  nearby  production within this region of the Central Kansas  Platform  produces from  Mississippian age and older limestone rocks above the Arbuckle dolomite formation. Some of the accumulations  of hydrocarbons  are  stratagraphically  trapped and unrelated to structure and therefore not easily  identifiable  by  traditional  seismic.  The magnetic survey and  interpretation of the region is of excellent  quality.  Oil wells will be drilled to test the most promising  prospects to the deepest known petroleum  formation,  the Arbuckle,  generally  less than 4000' in depth in the Central Kansas  Platform.  Drilling costs have been estimated to be in the order of $200,000 for a cased and completed well. The Central Kansas Platform  covered by the survey and interpretation  contains some of the most prolific  production from shallow depths in that part of the country.  There are many established oil fields within the  boundaries of the survey area. The survey  indicates  "bright spots" that could be hydrocarbon accumulations not yet discovered by traditional seismic or other older exploration technologies. Multiple prospects are expected to be  generated  after more  extensive  field  tests.  Fidelis and partners are proceeding  to further  evaluate  the most  prospective  oil and gas targets for drilling utilizing  complimentary  geochemical and geophysical  methodologies in their field-testing. The operator will then recommend leases for acquisition and the exploration  program will commence.  Fidelis,  with a 25% working  interest, will be participating  in a joint venture with other working  interest  partners who are  Silver Star Energy,  Inc. that has a 20% working  interest,  and Cascade Energy,  Inc. that also has a 25% working interest.  The private company will be carried  through the drilling and  completion  of the first two (2)  exploratory wells. The 70% working interest  partners will pay 100% of the costs of drilling and completing the initial two wells.  Subsequent to those first two wells,  all participants  in the play will  contribute  on a straight  up  working  interest basis.

DESCRIPTION OF BUSINESS

Corporate Summary

         On September 24, 2004, Fidelis announced the election of Mr. Dan Hodges to the position of President and CEO. Mr. Hodges replaced Mr. Frank Anjakos, who remained on the Board of Directors of the Company.  The Board of Directors also appointed Mr. Hodges to the position of Board Chairman on the same date.

         On September 27, 2004 Fidelis announced the appointment of the new CFO, Mr. Sterling Klein.  Mr. Klein is an accounting professional with a proven record of accomplishment in corporate financial analysis and administration,  Mr. Klein has extensive petroleum industry experience, working with energy giants "Shell," and "Chevron." ' As an Inventory Analyst with Shell,  he traveled extensively to various  production locations in order to conduct  physical asset  inventories.  Subsequently,  in his role as Production Accountant, Mr. Klein's responsibilities included financial analysis, assessment of monthly revenues / costs and the generation of summary reports for management specific to production  facilities.  Mr. Klein then made his move to Chevron as a credit  analyst.  In this role,  he assisted in the corporate development and implementation of several new systems and control procedures.  Mr. Klein also hold titles of Secretary,  Treasurer and Director.

During  the  year  ended  December  31,  2004,  the  Company   received $1,122,250 for a stock  subscription of 1,122,250 common shares.  On October 25, 2004,  the Company  renegotiated  this  transaction in the form of a Convertible Debenture  Credit  Line of up to $5  million with Chunuk  Financial Corp.,. Thus,  these  amounts  have  been reclassified from Common Stock to be issued to a Current  Liability.  The Credit Line bares interest  annual rate of Libor plus 2% percent and shall be payable 2 years from the issuance. The principal amount shall be convertible,  in part for $1 per Preferred Series A Shares,  at the option of the Company within the first six  months  and  thereafter  by the  lender  until  the  loan is  satisfied  or liquidated. The Preferred Shares shall be convertible to Common Stock on a basis equivalent  to 20% of  Common  Stock  of the  Company  then  outstanding.  As of September  30,  2005  and  December  31,  2004,  the  total  amount  due  on the Convertible Debenture Credit Line was $2,038,570 and $1,222,335.  In November 2005, the Convertible Debenture Credit Line was renegotiated and replaced with a Non-Convertible Promissory Note for $2,050,000 at an interest rate of 6%.

Effective May 31, 2005, Mr. Dan Hodges resigned as President and Chairman and Mr. Robert D. Hadley resigned from his position as Director. On this same date, Mr. William Marshall and Mr. Brian Wildes were welcomed to the Company.

Mr.  William  Marshall has been  appointed to the position of  President  of the Company and has joined the Board of  Directors as its new Chairman. Mr.  Marshall is a financial  consultant  with over 15 years of venture capital experience in private and public companies. With an extensive history in natural resource  markets,  Mr. Marshall brings a wealth of experience to Fidelis in the form of financings,  corporate filings,  management,  and company structure from his duties with several public companies.  He has served on five public company boards as a director,  with duties ranging from Chairman and President, to Chief Executive Officer and Corporate Secretary.

Mr. Brian Wildes joined the Fidelis team with initial responsibilities as Operations and Engineering Consultant, directly responsible for the overseeing of all oil and gas operations at North Franklin, Joarcam, and Comanche Point as well as other projects.  Mr. Wildes is an oil and gas professional with over 40 years experience. Based in Dallas, Texas Mr. Wildes and family have been in the oil business for three generations. Mr. Wildes has extensive experience in all facets of the industry beginning in the oil fields in South Texas at an early age. He is a Wharton MBA and was an oil and gas tax specialist for Deloitte, Haskins, and Sells in Denver from 1976 through 1980. He has been actively involved in the exploration for oil and gas in Oklahoma and Texas since leaving Deloitte in 1980. From 1980 through 1986, he managed Neitzel Wildes Investment Company's (Dallas, TX) drilling activities and their capital markets activities. He spent substantial time working with investment banking firms in Denver and throughout the western United States. The oil and gas drilling programs that he sponsored through the investment banks partnered up with regional oil companies and drilled exploratory wells throughout the Rocky Mountain area. Mr. Wildes also managed a major water flood operation near Big Springs, Texas from 1980 through 1992, doubling the overall production with secondary recovery innovations.  Mr. Wildes has been the "Lease Bank" for various geologists since 1985. As a lease bank, he financed the shooting of a major 3D Seismic project in Louisiana, which resulted in the drilling of many wells. He also leased banked exploration in South Texas, East Texas, Mississippi, and Oklahoma. Recently, he created Wildes Exploration in 2004 to explore for oil in Oklahoma and Kansas utilizing proprietary and new state of the art technologies. His operating company is presently drilling 5 exploratory wells in southwest Oklahoma. Mr. Wildes brings to Fidelis his wealth of experience and access to potentially new and exciting oil and gas technologies and projects in the exploration for oil and gas.

Effective June 8, 2005, Jeff Paro, Julianne DeGrendele and Frank N. Anjakos,III resigned from their positions as Directors of the Company.

On September 12, Fidelis  announced that  management of the Company and Silver Star Energy, Inc. have collectively agreed suspend the discussions that began in May 2005 as to the possible amalgamation of the two companies for a period of at least one year. Fidelis and Silver Star will continue to separately  develop,  along a parallel path,  their own working  interests in the North Franklin Project and the recently  announced Kansas  Play.  Fidelis  management  feels  that  with the  recent  increases  in commodity  prices,  especially  the  increased  cash flow from the  natural  gas production in  California,  that the Company is well  positioned to move forward aggressively  on  its  own to  develop  the  working  interests  on the  various projects.  Fidelis  also  wishes to announce  that is moving  forward on a large financing that will allow the full  development of the North Franklin and Kansas projects.

Industry Overview

California

California is the 4th largest oil producing state in the United States, behind Louisiana, Texas, and Alaska. California has an estimated reserve of 3.4 billion barrels of recoverable crude oil. As the world’s eighth-largest economy, California ranks second nationwide in total energy consumption yet produces a mere 16 percent of the natural gas it requires to satisfy demands. California government agencies are actively searching for incentives and solutions to increase natural gas production and infrastructure within the state to help increase supply to meet this growing demand and the State will readily buy up any supplies produced. California possesses an excellent infrastructure of natural gas pipelines to transmit production throughout the State, which translates into easier, timely and less-costly

37

market delivery. This information was gathered from the Summary of the California Energy Commission’s 2003 Integrated Energy Policy report.

Employees

As of September 30, 2005,  the Company had no employees,  however,  Sterling Klein, the CFO/Secretary/Treasurer, received compensation for consulting and administrative services.

Legal Proceedings

    There are no legal proceeding pending or threatened against the Company.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Current Position/Office	Position Held Since
Sterling Klein	41	CFO/Secretary/Treasurer/Director	2004
William Marshall	46	President/CEO/Director	2005
James Marshall	61	Director	2004

Set forth below is a brief  description  of the background and business experience  of each of our  executive  officer and  directors  for the past five years.

MR. WILLIAM MARSHALL, 46, President, CEO and Chairman of the Board, is a financial consultant with over 15 years of venture capital experience in private and public companies. With an extensive history in natural resource  markets,  Mr. Marshall brings a wealth of experience to Fidelis in the form of financings,  corporate filings,  management,  and company structure from his duties with several public companies.  He has served on five public company boards as a director,  with duties ranging from Chairman and President, to Chief Executive Officer and Corporate Secretary.

 MR. STERLING KLEIN, 41,  the acting Secretary and Treasurer of the Company, received  his BA  Business  Administration  &  Co-operative Education from Simon Frasier University in Burnaby,  British  Columbia in 1990.  Mr. Klein began his career in the  petroleum  industry with Shell Canada Ltd. as an Inventory Analyst and as a Production Accountant with Shell Canada, Mr. Klein was responsible for the division and analysis of petroleum  products  for a  production  facility to book  monthly  revenues  and provides summary reports for management.  Mr. Klein went on to work with Chevron Canada Ltd. as a credit  analyst.  In this role,  Mr. Klein was involved  with a development team that implemented new systems and procedures company-wide.  From 1997 to the present, he has been a Consultant to both public and private companies providing services in financial management, corporate administration, accounting and reporting and held the position of Portfolio Manager with a mortgage investment corporation.  He also holds certificates from the Canadian  Securities Institute and the University of British Columbia Professional Programs (Real Estate Finance).

MR. JAMES MARSHALL, 61, is a Certified Public Accountant in the state of Arizona, and has held certificates from Michigan, California, Illinois and Florida.  Mr. Marshall is a member of the AICPA, performs audits, consulting and tax services for clients. Mr. Marshall has more than 30 years audit and tax experience on a wide range of public and private companies.  Mr. Marshall is current on all SEC, auditing, accounting and tax matters. In 2004, Mr. Marshall became the chief financial office of Bronco Energy, an publicly held coal mining and energy company.  In 2005, Mr. Marshall was appointed to the Board of Directors of REIT Americas, Inc., a real estate investment trust based in Tucson, AZ.  Mr. Marshall is also the consultant to a number of other public companies. In addition to a strong background in auditing and taxation, Mr. Marshall is a proven innovator and solution developer relying on both traditional and nontraditional alternatives.  Extensive experience has been developed on SEC filings from IPO’s, shelf registrations, to annual and quarterly reporting.  On special projects he has managed in excess of 50 professional staff and an ongoing office of 35 professionals and support personnel.

Audit Committee Financial Expert

There are currently no committees of the Board of Directors as the Company does not have sufficient members on the Board that would be classified as independent members. Management is committed to finding additional appropriate knowledgeable independent Board members to assist in the growth of the Company and sit on various board committees. The functions of the Audit and Compensation Committee are: (i) to recommend the engagement of the Company's independent auditors and review with them the plan, scope and results of their audit for each year; (ii) to consider and review other matters relating to the financial and accounting affairs of the Company; and (iii) to review and recommend to the Board of Directors all compensation packages, including the number and terms of stock options, offered to officers and executive employees of the Company. The entire Board of Directors of Fidelis Energy, Inc. serves as the Company's Audit Committee.

Code of Ethics

We have adopted a "Code of Ethics for Directors, Officers and Employees", a code of ethics that will apply to all employees, including our executive officers. A copy of our Code of Ethics for Directors, Officers and Employees is filed as Exhibit 14.1 to this Registration Statement.

EXECUTIVE COMPENSATION

        The following table sets forth the aggregate annual remuneration of Fidelis's Chief Executive Officer and the other executive officers none of whose annual salary and bonus exceeded $100,000 in the fiscal year ending December 31, 2005 (collectively, the "named executive officers"), and for the fiscal years ended December 31, 2004 and December 31, 2003, the Company's most recent and only meaningful fiscal years. All amounts are in U.S. dollars unless otherwise noted.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other	Restricted Stock	Options	All Other Compensation

William Marshall	2005	0	0	0	None	None	None
President/CEO/Director	2004	0	0	0	None	None	None
	2003	0	0	0	None	None	None

Sterling Klein	2005	$36,000	0	0	None	None	None
CFO/Treasurer/Director	2004	0	0	0	None	None	None
Secretary	2003	0	0	0	None	None	None

James Marshall	2005	0	0	0	None	None	None
Director	2004	$29,000	0	0	691,667	250,000	None
	2003	0	0	0	None	None	None

Dan Hodges	2005	$44,018	0	0	None	None	None
Former President	2004	$110,056	0	0	None	None	None
	2003	0	0	0	None	None	None

Frank Anjakos	2005	0	0	0	None	None	None
Former President	2004	$81,333	0	0	691,667	250,000	None
	2003	0	0	0	None	None	None

Julianne DeGrendele	2005	0	0	0	None	None	None
Former Secretary	2004	$53,167	0	0	691,667	250,000	None
	2003	0	0	0	None	None	None

Jeff Paro	2005	0	0	0	None	None	None
Former Director	2004	$28,000	0	0	None	250,000	None
	2003	0	0	0	None	None	None

Robert Hadley	2005	0	0	0	None	None	None
Former Director	2004	$28,000	0	0	None	250,000	None
	2003	0	0	0	None	None	None

Executive Employment Agreements

       Currently there are no consulting or employment agreements outstanding with the Company.  Payments made in 2005 are for invoiced administrative and consulting services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Longbow, LLC

On March 24, 2004, the Company signed a working interest agreement (the “Longbow Agreement”), dated March 16, 2004, between itself and Longbow, LLC, a Nevada limited liability corporation (“Longbow”). Pursuant to the Agreement, Fidelis has acquired an 80% working interest in leased lands located within Sections 28, 29, 32 and 33 of T12N, R18W, SBB&M, on Comanche Point, Kern County, California (the “Comanche Point Lands”).

Fidelis received an 80% working interest in the Comanche Point Lands in consideration for its participation in an extraction pilot study on the Comanche Point Lands and payment of the following:

•	$305,000 on or about April 1, 2004
•	$200,000 on or about April 21, 2004

Following the complete repayment to Fidelis of its investment under the Agreement, Fidelis' working interest will decrease to 30% and Longbow’s interest will increase to 70%. Both the Registrant’s and Longbow’s interests are subject to a 12.5% royalty reserved for Tejon Ranch.   The Longbow Agreement is attached to the Form 8K, filed on October 19, 2005 as Exhibit 10.2.

There is no material relationship, other than in respect of these transactions, between Longbow and the Registrant or any of its affiliates, or any director or officer of the Registrant or its affiliates.

Archer Exploration, Inc.

Archer is the author of the North Franklin Gas Project, and they have proven invaluable in the identification of this large, unexplored reserve. Since 1987, Archer has established itself as an oil and gas operations management and geologic consulting company with a focus on identifying production reservoir characteristics and developing comprehensive reservoir modeling. Mr. John Howe is the founder and owner of Archer Exploration, Inc.

Beginning with its incorporation in 1992 and through to 1995, Archer raised 2.5 million dollars for the drilling of five high-risk exploratory wildcat wells. In 1995 the company began to contract-operate production for several firms in the Los Angeles, San Joaquin and Sacramento basins. This period of consulting practice proved highly successful and profitable over the next 3 years, resulting in rapid growth for the company and addition of sub-contracted teams of specialist geologists and engineers. Subsequently, Archer was able to increase its outside working interest participation in exploratory wildcats and comfortably spread its risk over several projects.  In 1998 Archer zeroed in on the farm-out of exploratory plays, gas production purchases, and working interests in exploratory gas plays. The company participated in eight exploratory wells that year, seven of which produced new gas finds. Archer also purchased working interest in production at fields in the Sacramento Basin, Malton-Black Butte, Denverton Creek and Maine Prairie. From 1999 to their current involvement with SilverStar, Archer has met and exceeded its own five-year production and prospects sale goals. In 2000 alone, the company participated in 16 outside-operated exploratory wells, 13 of which have become completed gas wells.

Leading the company is Mr. John Howe with over 22 years of hands-on experience and expertise in the California petroleum industry, and is a Registered Geologist in that state. He is a graduate of Illinois State University with a

B.Sc. in Geology (1977), which he followed up with graduate work at Northern Illinois University. For five years, he was a consulting geologist, beginning his career at Occidental Petroleum.

While working for Conoco, Cities Service, and Occidental Petroleum, Mr. Howe evaluated federal lease sales in offshore California, and provided direction in the development and exploitation of oil and gas fields on the North Slope of Alaska, the Santa Barbara Channel in California, and the San Joaquin and Sacramento Basins. He has evaluated, produced and sold oil and gas prospects in the Santa Maria, San Joaquin, Sacramento and Ventura Basins. He left in 1987 to establish himself as founder and President of Archer Exploration, which incorporated in 1992 and became Archer Exploration, Inc. Under the Archer banner, Mr. Howe has sold prospects and consulted to several major companies, including Chevron, Arco, Mobil, Bechtel Petroleum (Operator, Elk Hills Naval Petroleum Reserve), and the U.S. Department of Energy. Archer builds and markets high quality exploration plays. He exclusively pursues individual prospects with multiple objective horizons and potential reserves of 20 million plus barrels of oil. Under John's direction, Archer identifies trends and under-explored areas with minimum reserve potentials of 600 Bcf. Archer Exploration's management fully intends to continue realizing hi-quality plays and prospects by leveraging the wealth of knowledge and experience the company has developed over the years. Additional expertise is provided via its operations team at Longbow LLC, which undertakes the rigorous management of the innumerable number of daily issues such as drilling rig contracts negotiations, well completions, pipeline installations and petroleum sales. This all-inclusive integrated approach provides SilverStar's management the ability to focus on target evaluation, developmental strategies, and overall capital expansion to the ultimate benefit of the company's shareholders.

Silver Star Energy, Inc.

Silver Star Energy, Inc. ("Silver Star") is a partner or joint venturer in many of the Company's projects.  On March 12, 2004, Fidelis entered into a Farmout Proposal on the North Franklin Prospect in California, under the terms of which Fidelis invested $250,000 and received a 20% Working Interest in the Prospect.  In April, 2004, Fidelis entered into a second Farmout Proposal, on the same prospect, and acquired an additional 15% Working Interest for an additional $250,000 contribution, for an aggregate total interest of 35%.

The Silver Star Agreement and the Silver Star Increase Agreement are attached to the Form 8K filed on October 19, 2005 as Exhibits 10.3 and 10.4, respectively.

Miramar Petroleum, Inc.

Effective January 10, 2005, the Company entered into a working interest agreement (the “Miramar Agreement”) for the acquisition of a 50% working interest in the Hidalgo Prospect located in Hidalgo County, Texas (the “Hidalgo Lands”) with Miramar Petroleum, Inc. (“Miramar”). Pursuant to the Miramar Agreement, the Company has acquired a 50% interest in the development the Hidalgo Lands. The Company acquired this interest in the Hidalgo Lands in consideration for a $260,000 investment, which represents two-thirds of the estimated costs for the drilling and completion of a certain natural gas well on the Hidalgo Lands.

The Miramar Agreement is attached to the Form 8K filed on October 19, 2005 as Exhibit 10.5. There is no material relationship, other than in respect of these transactions, between Miramar and the Registrant or any of its affiliates, or any director or officer of the Registrant or its affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date for the following: (i) each person or entity who is known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's Directors (and nominees for election as Directors); (iii) the Company's Chief Executive Officer and each of the officers ("Named Officers") named in the Summary Compensation Table herein; and (iv) all Directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares that the individual has the right to acquire within sixty days of the Record Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and dispositive power (or shares such power) with respect to the shares shown as beneficially owned.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
Common Stock	TMC Capital Trust 2720 – 200 Granville St. Vancouver, B.C. Canada Thomas Herdman, Trustee for William Marshall	20,584,000	21.8%
Common Stock	SNK Capital Trust P.O. Box N-8198 Nassau, Bahamas Gaye Knowles, Trustee for Sak Narwal	20,584,000	21.8%
Common Stock	Sterling Klein 6421 Chaucer Place Burnaby, B.C. Canada	716,667	.008%
Common Stock	James Marshall 14455 N. Hayden Road #206 Scottsdale, AZ 85260	0	0
Common Stock	All Officers and Directors as a group	21,300,667	22.5%

Total		41,884,667	44.4%

(1) Based upon 94,584,354 shares of common stock outstanding prior to offering.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

        Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Capital Structure

        Our authorized capital consists of 310,000,000 shares of stock. We are authorized to issue 300,000,000 shares of common stock, $0.001 par value per share, and 10 million shares of $0.001 par value preferred stock, which may be issued in series with such designations, preferences, stated values, rights, qualifications or limitations as determined by the Board of Directors. As of September 30, 2005, we had 94,584,354 shares of common stock outstanding and no shares of preferred stock outstanding. Holders of our common stock: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Convertible Line of Credit

On October 25, 2004, as referred to in Item 1.01 of the Form 8K filed on October 19, 2005, the Company entered into a line of credit agreement (the “Convertible Line of Credit”) with Chunuk Financial Corp. (the “Lender”). The Convertible Line of Credit is for up to $5 million and expires on October 25, 2006.

Interest payments on amounts owing under the Convertible Line of Credit are calculated at 2% plus the rate shown in the Wall Street Journal on the last business day of each month, calculated on the basis of the number of days elapsed divided by three hundred sixty-five (365) and are payable, in arrears, on June 30 and December 31 of each year during the period of the Convertible Line of Credit.

The amount owing under the Convertible Line of Credit (the “Debt”) is convertible at any time during the period of the Convertible Line of Credit. For the first 6 months of the period of the Convertible Line of Credit, the Registrant may give notice that the Debt is to be converted. For the remaining eighteen (18) months of the period of the Convertible Line of Credit, the Lender may give notice that the Debt is to be converted. Upon conversion, the Lender will be issued one Series A preferred share for every $1 of Debt converted. The Series A preferred shares shall bear a certificate of designation, which shall provide for, among other items, that they shall be convertible to common stock on a basis equivalent to 20% of the common stock of the Company then outstanding, with the right of registration at the Company’s expense. The right to conversion of the Debt by the Lender expires when the Debt is repaid or converted in full.

Under the Convertible Line of Credit, it is an event of default if the Company fails to make the payments required of it or otherwise to fulfil the covenants applicable to it. In the case of events of default which are unremedied within allowable grace periods, the Lender may terminate the Line of Credit and require immediate repayment of all outstanding borrowings.

The Company relied on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. The Lender is an accredited investor, as defined by Regulation D under the Securities Act. The shares to be issued upon conversion of the Convertible Line of Credit have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

A copy of the Convertible Line of Credit is included as Exhibit 10.1 to the Form 8K.

On November 15, 2005, we entered into a replacement promissory note in the amount of $2,050,000 with Chunuk Financial Corp., which replaces the variable rate convertible credit line agreement we entered into with Chunuk on October 24, 2004 in the principal amount of up to $5,000,000, of which $2,050,000 was currently outstanding, as announced in our Form 8-K filed on October 19, 2005.

Convertible Debenture Financing

On November 18, 2005, we entered into a securities purchase agreement with Cornell Capital for an aggregate purchase price of $2,500,000, of which we have issued (i) a $1,250,000 secured convertible debenture, convertible into shares of our common stock, par value $0.001, and (ii) a warrant to purchase an aggregate of 9,000,000 additional shares of our common stock at an exercise price of $0.2708 per share exercisable until November 18, 2010. An additional $1,250,000 secured convertible debenture was issued on January 19, 2006, just prior to the filing of this registration statement. The proceeds of the private placement will be used for general corporate purposes.

Pursuant to the registration rights agreement entered into between our company and Cornell Capital, we agreed to file a registration statement registering the shares of our common stock issuable upon conversion of the convertible debentures, accrued interest and liquidated damages, and the shares of our common stock issuable upon the exercise of the warrants. The proceeds of the private placement will be used for general corporate purposes.

The secured convertible debenture is convertible into shares of our common stock at any time by dividing the dollar amount being converted by the lower of $0.2708 or 80% of the lowest volume weighted average trading price per share of our common stock for five trading days immediately preceding the conversion date. The interest on the convertible debenture shall accrue on the outstanding principal balance at a rate of 5% per annum.

Yorkville Advisors will receive a fee of $250,000, which is equal to 10% of the purchase price, which will be paid pro rata from the gross proceeds of each closing. Yorkville Advisors Management LLC also received a structuring fee of $10,000.

We issued the securities to an accredited investor pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Dieterich & Associates, Los Angeles, California.

EXPERTS

        Our financial statements as of December 31, 2004 and the related condensed consolidated statements of operations, stockholders' deficit and cash flows for the fiscal year ended December 31, 2004 and the period from inception (November 6, 2000) to December 31, 2004 appearing in this prospectus and registration statement have been audited by Robison, Hill, independent registered public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Fidelis Energy, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Nevada, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at sec.gov.

FIDELIS ENERGY, INC.

(A Development Stage Company)

-:-

DECEMBER 31, 2004 AND 2003

CONTENTS

Page

Independent Auditor's Report

47

Balance Sheets

  December 31, 2004 and 2003

48

Statements of Operations for the

  Years Ended December 31, 2004 and 2003

  And for the Cumulative Period from November 6, 2000 (Inception)

  To December 31, 2004

49

Statement of Stockholders' Equity

  Since November 6, 2000 (Inception) to December 31, 2004

50

Statements of Cash Flows for the

  Years Ended December 31, 2004 and 2003

  And for the Cumulative Period from November 6, 2000 (Inception)

  To December 31, 2004

55

Notes to Financial Statements

57

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Directors

Fidelis Energy, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Fidelis Energy, Inc. (a development stage company) as of December 31, 2004 and 2003, and the related statements of operations and cash flows for the years then ended and the cumulative from November 6, 2000 (inception) to December 31, 2004, and the statement of stockholders’ equity from November 6, 2000 (inception) to December 31, 2004.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fidelis Energy, Inc. (a development stage company) as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended December 31, 2004 and December 31, 2003 and the cumulative from November 6, 2000 (inception of development stage) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully Submitted,

Certified Public Accountants

Salt Lake City, Utah

March 1, 2005

FIDELIS ENERGY, INC.

(A Development Stage Company)

BALANCE SHEETS

	December 31,
	2004	2003

ASSETS
Current Assets
Cash	$ -	$99,991
Total Current Assets	-	99,991

Oil & Gas Properties, Using Successful Efforts Method
Oil & Gas Leases	516,526	-
Oil & Gas Exploration Costs	768,645	-
Total Oil & Gas Properties	1,285,171	-

Other Property & Equipment
Furniture & Fixtures	26,258	-
Office Equipment	17,922	-
Leasehold Improvements	61,440	-
Less: Accumulated Depreciation	(7,262)	-
Total Property & Equipment, Net of Depreciation	98,358	-

Other Assets
Deposit	5,173	-
Total Other Assets	5,173	-

TOTAL ASSETS	$1,388,702	$99,991

FIDELIS ENERGY, INC.

(A Development Stage Company)

BALANCE SHEETS

	December 31,
	2004	2003

LIABILITIES
Current Liabilities
Accounts Payable	$82,302	$12,543
Accrued Expenses	61,550	-
Overdrawn Cash	82	-
Note Payable	402,765	151,072
Related Party Note Payable	108,802	-
Note Payable to Shareholder	2,989	3,256
Total Current Liabilities	658,490	166,871

Non-Current Liabilities
Convertible Debenture Credit Line	1,222,335	-

TOTAL LIABILITIES	1,880,825	166,871

Stockholders' Equity:
Common Stock, Par value $.001
Authorized 100,000,000 shares, Issued 94,584,354 and
95,331,354 shares at December 31, 2004 and 2003	94,584	95,331
Paid-In Capital	150,879	67,132
Retained Deficit	(115,295)	(115,295)
Deficit Accumulated During the
Development Stage	(622,291)	(114,048)

TOTAL STOCKHOLDERS’ EQUITY	(492,123)	(66,880)

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$1,388,702	$99,991

The accompanying notes are an integral part of these financial statements.

FIDELIS ENERGY, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

			Cumulative
			since
			November 6,
			2000
	For the Year Ended		Inception of
	December 31,		Development
	2004	2003	Stage
Revenues	$48,735	$ -	$48,735
Cost of Operations	33,722	-	33,722

Net Operating Income	15,013	-	15,013

Expenses:
Selling & Marketing	73,854	-	73,854
General & Administrative	101,674	28,801	205,107
Consulting	110,056	-	110,056
Salaries & Directors Fees	219,500	-	219,500

Operating Loss	(490,071)	(28,801)	(593,504)

Other Expense
Interest	(18,172)	(4,936)	(28,787)

Net Income (Loss)	$(508,243)	$(33,737)	$(622,291)

Basic & Diluted Loss	$ (0.01)	$ -

Weighted Average Shares	95,698,605	273,425,186

The accompanying notes are an integral part of these financial statements.

FIDELIS ENERGY, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

SINCE NOVEMBER 6, 2000 (INCEPTION) TO DECEMBER 31, 2004

						Deficit
						Accumulated
						Since
						November
						6, 2000
						Inception of
	Common Stock			Paid-In	Retained	Development
	Shares	Par Value	To Be Issued	Capital	Deficit	Stage
Balance at November 6, 2000
(Inception)	-	$ -	$ -	$ -	$ -	$ -

November 6, 2000 Issuance
of Stock for Services and
Payment of Accounts Payable	400,000	400	-	14,495	-	-

Net Loss	-	-	-	-	-	(14,883)

Balance December 31, 2000
as Originally Reported	400,000	400	-	14,495	-	(14,883)

November 17, 2003, 38:1
Forward Stock Split	14,800,000	14,800	-	(14,495)	(305)	-

March 15, 2004, 10:1
Forward Stock Split	136,800,000	136,800	-	-	(136,800)	-
December 10, 2004, 1.66:1
Forward Stock Split	100,334,154	100,334	-	-	(100,334)	-

FIDELIS ENERGY, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

SINCE NOVEMBER 6, 2000 (INCEPTION) TO DECEMBER 31, 2004

(Continued)

						Deficit
						Accumulated
						Since
						November
						6, 2000
						Inception of
	Common Stock			Paid-In	Retained	Development
	Shares	Par Value	To Be Issued	Capital	Deficit	Stage

Restated Balance at
December 31, 2000	252,334,154	$252,334	$ -	$ -	$(237,439)	$(14,883)

Cash received for shares not
yet issued at $.50 per share	37,217,200	-	37,217	-	(7,717)	-

Contributed Capital	-	-	-	95	-	-

Net Loss	-	-	-	-	-	(31,599)

Balance December 31, 2001	289,551,354	252,334	37,217	95	(245,156)	(46,482)

Shares Issued	-	37,217	(37,217)	-	-	-

Net Loss	-	-	-	-	-	(33,829)

Balance at December 31, 2002	289,551,354	289,551	-	95	(245,156)	(80,311)

FIDELIS ENERGY, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

SINCE NOVEMBER 6, 2000 (INCEPTION) TO DECEMBER 31, 2004

(Continued)

						Deficit
						Accumulated
						Since
						November
						6, 2000
						Inception of
	Common Stock			Paid-In	Retained	Development
	Shares	Par Value	To Be Issued	Capital	Deficit	Stage
June 10, 2003, Shares Issued
for Services	25,232,000	$25,232	$ -	$(95)	$(25,097)	$ -

November 17, 2003, Shares
Repurchased	(252,320,000)	(252,320)	-	-	154,958	-

December 23, 2003, Shares
Issued for Cash	32,868,000	32,868	-	67,132	-	-

Net Loss	-	-	-	-	-	(33,737)

Balance at December 31, 2003	95,331,354	95,331	-	67,132	(115,295)	(114,048)

January 26, 2004, Shares
Issued for Cash	14,608,000	14,608	-	73,392	-	-

February 25, 2004, Shares
Repurchased	(17,430,000)	(17,430)	-	(87,570)	-	-

FIDELIS ENERGY, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

SINCE NOVEMBER 6, 2000 (INCEPTION) TO DECEMBER 31, 2004

(Continued)

						Deficit
						Accumulated
						Since
						November
						6, 2000
						Inception of
	Common Stock			Paid-In	Retained	Development
	Shares	Par Value	To Be Issued	Capital	Deficit	Stage
April 1, 2004, Shares Issued
to Directors for Services	2,075,000	$2,075	$ -	$97,925	$ -	$ -

Net Loss	-	-	-	-	-	(508,243)

Balance at December 31, 2004	94,584,354	$94,584	$ -	$150,879	$(115,295)	$(622,291)

The accompanying notes are an integral part of these financial statements.

FIDELIS ENERGY, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

			Cumulative
			Since
			November
			6, 2000
	For the Year Ended		Inception of
	December 31,		Development
	2004	2003	Stage
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(508,243)	$(33,737)	$(622,291)
Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
Depreciation and Amortization	7,262	-	19,262
Shares Issued for Services	100,000	40	100,040

Change in Operating Assets and Liabilities:
(Increase) Decrease in Deposits	(5,173)	-	(5,173)
Increase (Decrease) in Accounts Payable	69,759	10,613	82,302
Increase (Decrease) in Interest on Notes Payable	18,172	-	18,172
Increase (Decrease) in Accrued Expenses	61,550	-	61,550
Net Cash Used in operating activities	(256,673)	(23,084)	(346,138)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Furniture & Fixtures	(26,258)	-	(26,258)
Purchase of Office Equipment	(17,922)	-	(17,922)
Payment for Leasehold Improvements	(61,440)	-	(61,440)
Purchase of Oil & Gas Leases	(505,000)	-	(505,000)
Oil & Gas Exploration Costs	(768,645)	-	(768,645)
Purchase of Intangible Assets	-	-	(12,000)
Net cash provided by investing activities	(1,379,265)	-	(1,391,265)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from Convertible Debenture	1,213,250	-	1,213,250
Issuance of Common Shares for Cash	88,000	100,000	232,395
Purchase of Treasury Stock	-	(97,362)	(97,362)
Payment of Notes Payable	(70,385)	-	(70,385)
Proceeds from Notes Payable	305,000	104,413	459,328
Overdrawn Cash	82	-	82
Capital Contributed by Shareholder	-	-	95
Net Cash Provided by Financing Activities	1,535,947	107,051	1,737,403

FIDELIS ENERGY, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

(continued)

			Cumulative
			Since
			November
			6, 2000
	For the Year Ended		Inception of
	December 31,		Development
	2004	2003	Stage

Net (Decrease) Increase in Cash	$(99,991)	$83,967	$ -
and Cash Equivalents
Cash and Cash Equivalents at Beginning of Period	99,991	16,024	-

Cash and Cash Equivalents at End of Period	$ -	$99,991	$ -

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ -	$ -	$1,016
Franchise and income taxes	$ -	$ -	$ -
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

On February 25, 2004, the Company purchased 17,430,000 of its common shares for a loan payable of $105,000.  These shares were returned to treasury and cancelled.

The accompanying notes are an integral part of these financial statements.

FIDELIS ENERGY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for Fidelis Energy is presented to assist in understanding the Company's financial statements.  The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations and Going Concern

Subsequent to December 31, 2004, the Company started production of oil and gas extraction on several sights.  The accompanying  financial statements have been prepared on the basis of accounting principles applicable to a “going concern”, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

As of December 31, 2004, several conditions and events cast doubt about the Company’s ability to continue as a “going concern”.  The Company has incurred net losses of $622,291 for the period from November 6, 2000 (inception) to December 31, 2004 and requires additional financing in order to finance its business activities on an ongoing basis.  In addition to commencing production, the Company is actively pursuing alternative financing,  has arranged a $5,000,000 convertible debenture credit line and has had discussions with other various third parties, although no additional firm commitments have been obtained.

The Company’s future capital requirements will depend on numerous factors including, but not limited to, acquiring interests in various exploration and production opportunities and the success of its current oil and gas operations.

These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a “going concern”.  While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

FIDELIS ENERGY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organization and Basis of Presentation

The Company was incorporated under the laws of the State of Nevada on November 6, 2000.  Since November 6, 2000, the Company is in the development stage, and has not commenced planned principal operations.  On June 10, 2003, the Company changed its name to Eagle Star Energy, Inc. to reflect the current direction of the company.  On February 24, 2004, the Company changed its name to Fidelis Energy, Inc.  The Company operated as a development stage company until the first quarter of 2004, when it began exploration for oil and gas.  During the second quarter of 2004, the Company acquired a proven well field and was setting up the extraction process.

Nature of Business

The Company was originally formed to engage primarily in the business of providing comparative automobile information via the Internet and printed materials. The Company was not successful in its plans and during the 2nd quarter of 2003 changed the business plan.

The Company is in the development stage of the oil and gas industry.  The Company’s primary objective is to identify, acquire and develop working interest percentages in smaller, underdeveloped oil and gas projects in California and Canada that do not meet the requirements of the larger producers and developers.  The Company intends to acquire smaller, underdeveloped producers generally under control of small family-owned operators who are interested in selling out.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Reclassification

Certain reclassifications have been made in the 2003 financial statements to conform with the 2004 presentation.

FIDELIS ENERGY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.  The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Oil and Gas Producing Activities

The Company is in the development stage and has earned minimal revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of oil and gas  properties. The Company uses the successful efforts method of accounting for these activities.  Under this method of accounting, geological and geophysical costs and the costs of carrying and retaining undeveloped properties are charged to expense when incurred since they do  not   result  in   the  acquisition  of  assets.    Costs   incurred   to  drill  exploratory  wells  and exploratory-type stratigraphic test wells that do not find proved reserves are charged to expense when it is determined that the wells have not found proved reserves.  Costs incurred to acquire properties and drill development wells, development-type stratigraphic test wells, successful exploratory wells, and successful exploratory-type stratigraphic wells are capitalized.  Capitalized costs of wells and related equipment will be amortized, depleted, or depreciated using the units-of-production method. Costs of unproved properties will be assessed periodically to determine if an impairment loss should be recognized.

Depreciation

Property and Equipment are stated at cost.  Depreciation and amortization is calculated on a straight-line  basis over the estimated  useful lives of the assets as follows:

Asset	Rate
Furniture & Fixtures	5 - 7 years
Office equipment	3 - 5 years
Leasehold improvements	Term of lease

Maintenance and repairs are charged to operations; betterments are capitalized.  The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

Depreciation expense for the years ended December 31, 2004 and 2003 was $7,262 and $0, respectively.

FIDELIS ENERGY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Options

The Company has adopted SFAS No. 123, “Stock Option and Purchase Plans”, which establishes standards for reporting compensation expense for stock options that have been issued.  The fair value of each grant is equal to the market price of the Company’s stock on the date of grant if an active market exists or at a value determined in an arms length negotiation between the Company and the non-employee.

Loss per Share

Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years.  The effect of common stock equivalent shares would be anti-dilutive and thus are not shown.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

NOTE 2 - INCOME TAXES

As of December 31, 2004, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $673,000 that may be offset against future taxable income through 2024.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.  No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused.  Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

FIDELIS ENERGY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 3 - DEVELOPMENT STAGE COMPANY/ GOING CONCERN

The Company has not commenced its intended principal operations and as is common with a company in the development stage of oil and gas extraction, the Company has had recurring losses.  Continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to be successful in its planned activity, and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year.

NOTE 4 - SHORT-TERM NOTE PAYABLE

On November 17, 2003, the Company repurchased 252,320,000  shares of its commons stock from the previous president and treasurer.  In connection, with this purchase the Company agreed to pay $150,000 for the common stock and the outstanding shareholder loan of $52,638 payable on or before March 15, 2004, at an interest rate of 6%.  As of December 31, 2004 and December 31, 2003, the Company owes $86,240 and $151,072 on this loan.

On April 2, 2004, the Company borrowed $305,000 from a third party for direct payment on oil and gas properties.  The loan is due April 2, 2005 and bears interest of 5%.  As of December 31, 2004, the Company owes $316,526 on this loan.  As of December 31, 2004, loan interest of $11,526 had been capitalized and included in oil and gas leases.

NOTE 5- NOTE PAYABLE FROM SHAREHOLDER

The Company has borrowed money from a shareholder in order to pay general and administrative expenses. For purposes of these financial statements, interest has been calculated at an imputed interest rate of 4 to 10 percent.  As of December 31, 2004 and December 31, 2003, the Company owed $2,989 and $3,256, respectively, relating to these notes.

NOTE 6 - CONVERTIBLE DEBENTURE CREDIT LINE

During the year ended December 31, 2004, the Company received $1,122,250 for a stock subscription of 1,122,250 common shares.  On October 25, 2004, the Company renegotiated this transaction in the form of a Convertible Debenture Credit Line of up to $5 million.  Thus, these amounts have been reclassified from Common Stock to be Issued to a Current Liability.  The Credit Line bares interest annual rate of Libor plus 2% percent and shall be payable 2 years from the issuance.  The principal amount shall be convertible, in part for $1 per Preferred Series A Shares, at the option of the Company within the first six months and thereafter by the lender until the loan is satisfied or liquidated.  The Preferred Shares shall be convertible to Common Stock on a basis equivalent to 20% of Common Stock of the Company then outstanding.  As of December 31, 2004, the total amount due on the Convertible Debenture Credit Line was $1,222,335.

FIDELIS ENERGY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 7 - COMMITMENTS

On January 22, 2004, the Company entered into a lease for office space.  The rental charges are approximately $4,300 per month commencing May 1, 2004.  The lease expires April 30, 2008.

The minimum future lease payments under this leases for the next five years are:

Ending December 31,
2004	$34,028
2005	52,053
2006	53,620
2007	55,233
2008	18,591
Total Minimum Lease Payments	$213,525

The leases generally provides that insurance, maintenance, utilities and tax expenses are obligations of the Company.  It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

NOTE 8 - RELATED PARTY TRANSACTIONS

On February 25, 2004, the Company purchased 17,430,000 of its common shares for a loan payable of $105,000.  These shares were returned to treasury and cancelled. Interest at a rate of 4.22% has been imputed on the loan.  As of December 31, 2004, the Company owes $108,802 on this loan.

The Company has a “working interest” relationship with joint venture partner Silver Star Energy, Inc. (SVSE: OTC: BB).  Both companies have an interest in the North Franklin gas project in Sacramento, California. More recently in January 2005 Fidelis entered into an agreement to acquire an interest in 2 oil wells at the Joarcam Project located in Alberta Canada. Silver Star is earning a 70% working interest in the entire Joarcam Project. Fidelis has also entered into an agreement for the first right of refusal to acquire the remaining 30% working interest on all future drilling locations at Joarcam. Silver Star and Fidelis will collectively have acquired a 100% working interest at Joarcam.

In addition, Silver Star and Fidelis management work closely in the evaluation of other potential, jointly feasible exploration prospects. Also, the two companies share a common origin in that certain beneficial shareholders of both companies have contributed to their formation.

FIDELIS ENERGY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 9 - COMMON STOCK

On November 17, 2003, the Company approved a 38:1 forward stock split.  On March 26, 2004, the Company approved a 10:1 forward stock split.  On December 10, 2004, the Company approved a 1.66:1 forward stock split.  All references to common stock in the financial statements reflect the effects of these stock splits.

On June 10, 2003, the Company issued 25,232,000 common shares to two people for services.

On November 17, 2003, the Company repurchased and subsequently canceled 252,320,000  shares of its common stock from the previous president and treasurer.

On December 23, 2003, the Company issued 32,868,000 common shares for cash.

On January 26, 2004, the Company issued 14,608,000 common shares for cash.

On February 25, 2004, the Company purchased 17,430,000  of its common shares for a loan payable of $105,000.  These shares were returned to treasury and cancelled.

On April 1, 2004, the Company authorized the issuance of 2,075,000 shares of common stock to its three directors for services rendered.  As a result of this issuance, $100,000 in compensation expense was recorded.

NOTE 10 - STOCK OPTIONS

Pursuant to a 2004 Stock Option and Compensation Plan, grants of shares can be made to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 or as non-qualified stock options.  The Plan is administered by the Board of Directors (“Board”), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof.

In order to exercise an option granted under the Plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; or (ii) at the discretion of the Board, by delivering shares of common stock already owned by the optionee that have a fair market value equal to the applicable exercise price; or (iii) with the approval of the Board, with monies borrowed from us.

Subject to the foregoing, the Board has broad discretion to describe the terms and conditions applicable to options granted under the Plan. The Board may at any time discontinue granting options under the Plan or otherwise suspend, amend or terminate the Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as the Board shall deem advisable.

On March 17, 2004, the Board of Directors approved a stock option plan whereby 8,000,000 common shares have been set aside for employees, officers, directors and third party service providers to be distributed at the discretion of the Board of Directors. As of December 31, 2004, 1,250,000 options have been granted to the five officers/directors of the Company for an exercise price of $0.10 per share, increasing annually at 6% per annum from the grant date of March 17, 2004.  The term of the options is 10 years.  No compensation expense was recorded because the Company feels that the exercise price was equal to or greater than the fair value of the stock on the grant date.

FIDELIS ENERGY, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 10 - STOCK OPTIONS (continued)

The following table sets forth the options and warrants outstanding as of December 31, 2004 and December 31, 2003:

	December 31,	December 31,
	2004	2003
Options Outstanding, Beginning of year	-	-
Granted	1,250,000	-
Expired	-	-
Exercised	-	-
Options Outstanding, End of year	1,250,000	-
Exercise price for options outstanding, end of period	$ 0.10	-

NOTE 11 - OIL AND GAS ACTIVITIES

As of December 31, 2004, the Company had net revenues of $15,013 from its proven reserves in the Comanche Point property.

On November 5, 2003, the Company executed two farm-in leases for the purpose of oil and gas exploration.  The subject properties are located in the province of Alberta, Canada and are termed the Buffalo Lake Prospect and the Lake Island Prospect.  In February, the Company forfeited the Buffalo Lake lease in return for a farm-in lease on a deep-gas well project termed the “Boyne Lake” field.  The Company allowed this lease to expire unused.

On March 16, 2004, the Company entered into a purchase agreement for participation and acquisition of a 80 percent working interest in the Comanche Point Producing Company, Tejon Lease.  As compensation for its right, title and interest in the property, the Company paid $305,000 for acquisition rights and additional $200,000 to be used as working capital.  As this is a proven property, the $505,000 has been capitalized.

As of December 31, 2004, $768,645 has been capitalized in connection with the exploration of unproven properties.

NOTE 12 – SUBSEQUENT OIL AND GAS ACTIVITIES

Subsequent to December 31, 2004, the Company acquired a working interest  in the #1-A Lepovitz Gas Unit Well in Hidalgo Texas.  The well is being completed and the Initial Production Rate is expected to be between 500 and 750Mcf per day.

In March of 2005, the Company received final approval to complete and has completed the tie in of the pipe line for the first North Franklin Gas Well in California.  Gas is flowing and the Initial Production Rate will be determined by the end of March, 2005.

FIDELIS ENERGY, INC.

(A Development Stage Company)

-:-

SEPTEMBER 30, 2005

CONTENTS

Page

Balance Sheets

Statements of Operations for the

  Years Ended December 31, 2004 and 2003

  And for the Cumulative Period from November 6, 2000 (Inception)

Statement of Stockholders' Equity

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2005	2004

ASSETS
Current Assets
Cash	$128	$ -
Accounts receivable	222,398	-
Total Current Assets	222,526	-

Oil & Gas Properties, Using Successful Efforts Method
Oil & Gas Leases	568,595	516,526
Oil & Gas Exploration Costs	1,156,526	768,645
Less: Depletion	(77,875)	-
Total Oil & Gas Properties	1,647,246	1,285,171

Other Property & Equipment
Furniture & Fixtures	26,258	26,258
Office Equipment	19,680	17,922
Leasehold Improvements	-	61,440
Less: Accumulated Depreciation	(12,468)	(7,262)
Total Property & Equipment, Net of Depreciation	33,470	98,358

Other Assets
Deposit	5,173	5,173
Total Other Assets	5,173	5,173

TOTAL ASSETS	$1,908,415	$1,388,702

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2005	2004

LIABILITIES
Current Liabilities
Accounts Payable	$16,032	$82,302
Accrued Expenses	75,101	61,550
Overdrawn Cash	-	82
Note Payable	418,794	402,765
Related Party Note Payable	112,294	108,802
Note Payable to Shareholder	3,080	2,989
Total Current Liabilities	625,301	658,490

Non-Current Liabilities
Convertible Debenture Credit Line	2,038,569	1,222,335

TOTAL LIABILITIES	2,663,870	1,880,825

Stockholders' Equity:
Preferred Stock, Par value $.001
Authorized 10,000,000 shares, Issued -0- shares
at September 30, 2005 and December 31, 2004	-	-
Common Stock, Par value $.001
Authorized 300,000,000 shares, Issued 94,584,354 shares
at September 30, 2005 and December 31, 2004	94,584	94,584
Paid-In Capital	35,584	35,584
Retained Deficit	(885,623)	(622,291)

TOTAL STOCKHOLDERS’ EQUITY	(755,455)	(492,123)

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$1,908,415	$1,388,702

The accompanying notes are an integral part of these financial statements.

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues	$356,216	$9,869	$606,926	$12,446

Expenses:
Production Costs	111,383	-	232,707	-
Exploration Costs, including dry holes	270,962	-	270,962
Selling & Marketing	24,440	19,014	46,378	48,679
General & Administrative	83,018	100,319	199,404	334,796

Operating Income (Loss)	(133,587)	(109,464)	(142,525)	(371,029)

Other Income (Expense)
Gain (loss) on disposal of assets	(55,168)	-	(55,168)	-
Interest	(24,643)	(6,317)	(65,639)	(14,181)

Net Income (Loss)	$(213,398)	$(115,781)	$(263,332)	$(385,210)

Basic & Diluted Loss	$ -	$ -	$ -	$ -

Weighted Average Shares	94,584,354	93,521,080	94,584,354	95,419,556

The accompanying notes are an integral part of these financial statements.

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

STATEMENTS OF CASH FLOWS

	(Unaudited)
	For the Nine Months Ended
	September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(263,332)	$(385,210)
Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
Depreciation and Depletion	95,095	1,317
(Gain) loss on disposal of assets	55,168
Shares Issued for Services	-	100,000

Change in Operating Assets and Liabilities:
(Increase) Decrease in Deposits	-	(5,173)
(Increase) Decrease in Accounts Receivable	(222,398)	(6,846)
Increase (Decrease) in Accounts Payable	(66,270)	75,978
Increase (Decrease) in Interest on Notes Payable	65,639	14,181
Increase (Decrease) in Accrued Expenses	13,468	41,407
Net Cash Used in operating activities	(322,630)	(164,346)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Furniture & Fixtures	-	(18,793)
Purchase of Office Equipment	(1,758)	(13,005)
Payment for Leasehold Improvements	(5,742)	(55,865)
Purchase of Oil & Gas Leases	(40,000)	(505,000)
Oil & Gas Exploration Costs	(387,881)	(765,145)
Net cash provided by investing activities	(435,381)	(1,357,808)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from Convertible Debenture	758,139	1,122,250
Issuance of Common Shares for Cash	-	88,000
Payment of Notes Payable	-	(70,385)
Proceeds from Notes Payable	-	306,142
Net Cash Provided by Financing Activities	758,139	1,446,007

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

STATEMENTS OF CASH FLOWS

(continued)

	(Unaudited)
	For the Nine Months Ended
	September 30,
	2005	2004

Net (Decrease) Increase in Cash	$128	$(76,147)
and Cash Equivalents
Cash and Cash Equivalents at Beginning of Period	-	99,991

Cash and Cash Equivalents at End of Period	$128	$23,844

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ -	$323
Franchise and income taxes	$ -	$ -
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

On February 25, 2004, the Company purchased 17,430,000 of its common shares for a loan payable of $105,000.  These shares were returned to treasury and cancelled.

The accompanying notes are an integral part of these financial statements.

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of accounting policies for Fidelis Energy is presented to assist in understanding the Company's financial statements.  The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

The unaudited financial statements as of September 30, 2005, and for the three and nine month period then ended, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the three and nine months.  Operating results for interim periods are not necessarily indicative of the results, which can be expected for full years.

Nature of Operations and Going Concern

Subsequent to December 31, 2004, the Company started production of oil and gas extraction on several sights.  The accompanying  financial statements have been prepared on the basis of accounting principles applicable to a “going concern”, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

As of September 30, 2005 the Company’s cash flow from operations exceeded its general and administrative and other operational expenses. Also the Company is actively pursuing alternative financing and has arranged a $5,000,000 convertible debenture credit line and has had discussions with other various third parties, although no additional firm commitments have been obtained.

The Company’s future capital requirements will depend on numerous factors including, but not limited to, acquiring interests in various exploration and production opportunities and the continued success of its current oil and gas operations.

These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a “going concern”.  While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Organization and Basis of Presentation

The Company was incorporated under the laws of the State of Nevada on November 6, 2000.  Since November 6, 2000, the Company was in the development stage, and had not commenced planned principal operations.  On June 10, 2003, the Company changed its name to Eagle Star Energy, Inc. to reflect the current direction of the company.  On February 24, 2004, the Company changed its name to Fidelis Energy, Inc.  The Company operated as a development stage company until the first quarter of 2004, when it began exploration for oil and gas.  During the second quarter of 2004, the Company acquired a proven well field and was setting up the extraction process.  During the second quarter of 2005, the Company commenced planned principal operations, and was no longer considered a development stage company.

Nature of Business

The Company was originally formed to engage primarily in the business of providing comparative automobile information via the Internet and printed materials. The Company was not successful in its plans and during the 2nd quarter of 2003 changed the business plan.

The Company is presently in the production stage of the oil and gas industry.  The Company’s primary objective is to identify, acquire and develop working interest percentages in smaller, underdeveloped oil and gas projects in California and Canada that do not meet the requirements of the larger producers and developers.  The Company intends to acquire smaller, underdeveloped producers generally under control of small family-owned operators who are interested in selling out.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Reclassification

Certain reclassifications have been made in the 2004 financial statements to conform to the 2005 presentation.

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.  The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Oil and Gas Producing Activities

The Company is in the production stage and has earned revenues from its planned operations in the quarter ending September 30, 2005. It is primarily engaged in the acquisition, exploration and development of oil and gas properties. The Company uses the successful efforts method of accounting for these activities.  Under this method of accounting, geological and geophysical costs and the costs of carrying and retaining undeveloped properties are charged to expense when incurred since they do not   result in   the acquisition of assets. Costs incurred to drill exploratory wells and exploratory-typestratigraphic test wells that do not find proved reserves are charged to expense when it is determined that the wells have not found proved reserves.  Costs incurred to acquire properties and drill development wells, development-type stratigraphic test wells, successful exploratory wells, and successful exploratory-type stratigraphic wells are capitalized. Capitalized costs of wells and related equipment will be amortized, depleted, or depreciated using the units-of-production method. Costs of unproved properties will be assessed periodically to determine if an impairment loss should be recognized.

Total depletion expense for the nine months ended September 30, 2005 and 2004 was $77,875 and $0 respectively.

Depreciation

Property and Equipment are stated at cost.  Depreciation and amortization is calculated on a straight-line  basis over the estimated  useful lives of the assets as follows:

Asset	Rate
Furniture & Fixtures	5 - 7 years
Office equipment	3 - 5 years
Leasehold improvements	Term of lease

Maintenance and repairs are charged to operations; betterments are capitalized.  The cost of property sold or otherwise disposed of and the accumulated depreciation thereon is eliminated

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

Depreciation expense for the nine months ended September 30, 2005 and 2004 was $17,220 and $1,317, respectively.

Stock-based compensation

In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company commencing December 31, 2002.

The Company has elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, “Accounting for Certain Transactions Involving Stock Compensation – An Interpretation of APB Opinion No. 25" (“FIN 44”), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Recent accounting pronouncements

In November 2004, the FASB issued Statement No. 151, Inventory Costs, to amend the guidance in Chapter 4, Inventory Pricing, of FASB Accounting Research Bulletin No. 43, Restatement and Revision of Accounting Research Bulletins, which will become effective for the Company in fiscal year 2006. Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Statement requires that those items be recognized as current-period charges. Additionally, Statement 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS 151 will not affect the Company's financial position or results of operations.

In December 2004, FASB issued Statement No. 123 (R), Share-Based Payment, which establishes accounting standards for transactions in which an entity receives employee services in exchange for (a) equity instruments of the entity or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of equity instruments.  Effective for periods beginning after December 15, 2005, SFAS 123(R) will require us to recognize the grant-date fair value of stock options and equity based compensation issued to employees in the statement of operations. The statement also requires that such transactions be accounted for using the fair-value-based method, thereby eliminating use of the intrinsic value method of accounting in APB No. 25, Accounting for Stock Issued to Employees, which was permitted under Statement 123, as originally issued. We currently are evaluating the impact of Statement 123 (R) on our financial condition and results of operations.

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share

Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years.  Diluted loss per common share for the nine months ended September 30, 2005 and 2004 are not presented as it would be anti-dilutive.  At September 30, 2005 and 2004, the total number of potentially dilutive common stock equivalents was 1,250,000 and 1,250,000, respectively.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

NOTE 2 - INCOME TAXES

As of December 31, 2004, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $673,000 that may be offset against future taxable income through 2024.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.  No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry forwards will expire unused.  Accordingly, the potential tax benefits of the loss carry forwards are offset by a valuation allowance of the same amount.

NOTE 3 - SHORT-TERM NOTE PAYABLE

On November 17, 2003, the Company repurchased 25,232,000 shares of its common stock from the previous president and treasurer.  In connection, with this purchase the Company agreed to pay $150,000 for the common stock and the outstanding shareholder loan of $52,638 payable on or before March 15, 2004, at an interest rate of 6%.  The loan due date has been extended and principal and interest are due on demand.  As of September 30, 2005 and December 31, 2004, the Company owed $90,199 and $86,240 on this loan.

On April 2, 2004, the Company borrowed $305,000 from a third party for direct payment on oil and gas properties.  The loan is due April 2, 2005 and bears interest of 5%.  The loan due date has been extended and principal and interest are due on demand.  As of September 30, 2005 and December 31, 2004, the Company owed $328,595 and $316,526 on this loan.  As of September 30, 2005, loan interest of $23,596 had been capitalized and included in oil and gas leases.

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 4- NOTE PAYABLE FROM SHAREHOLDER

The Company has borrowed money from a shareholder in order to pay general and administrative expenses. For purposes of these financial statements, interest has been calculated at an imputed interest rate of 4 to 10 percent.  As of September 30, 2005 and December 31, 2004, the Company owed $3,080 and $2,989, respectively, relating to these notes.

NOTE 5 - CONVERTIBLE DEBENTURE CREDIT LINE

During the year ended December 31, 2004, the Company received $1,122,250 for a stock subscription of 1,122,250 common shares.  On October 25, 2004, the Company renegotiated this transaction in the form of a Convertible Debenture Credit Line of up to $5 million.  Thus, these amounts have been reclassified from Common Stock to be issued to a Current Liability.  The Credit Line bares interest annual rate of Libor plus 2% percent and shall be payable 2 years from the issuance.  The principal amount shall be convertible, in part for $1 per Preferred Series A Shares, at the option of the Company within the first six months and thereafter by the lender until the loan is satisfied or liquidated.  The Preferred Shares shall be convertible to Common Stock on a basis equivalent to 20% of Common Stock of the Company then outstanding.  As of September 30, 2005 and December 31, 2004, the total amount due on the Convertible Debenture Credit Line was $2,038,570 and $1,222,335.

NOTE 6 - COMMITMENTS

On January 22, 2004, the Company entered into a lease for office space.  The rental charges are approximately $4,300 per month commencing May 1, 2004.  The lease expires April 30, 2008.

The minimum future lease payments under this lease for the next five years are:

Ending December 31,
2004	$34,028
2005	52,053
2006	53,620
2007	55,233
2008	18,591
Total Minimum Lease Payments	$213,525

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

The lease generally provides that insurance, maintenance, utilities and tax expenses are obligations of the Company.  It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

As of July 1, 2005 the Company had its above lease obligation assumed by another party and relocated to new premises within the same metro area.  This move will precipitate a write-off of leasehold improvements in the amount of $67,182, which were written off during the quarter ended September 30, 2005.  The rent for the new office is on a month-to-month basis and will not exceed $500 per month.

NOTE 7 - RELATED PARTY TRANSACTIONS

On February 25, 2004, the Company purchased 17,430,000 of its common shares for a loan payable of $105,000.  These shares were returned to treasury and cancelled. Interest at a rate of 4.22% has been imputed on the loan.  As of September 30, 2005 and December 31, 2004, the Company owed $112,294 and $108,802 on this loan.

The Company has a “working interest” relationship with joint venture partner Silver Star Energy, Inc. (SVSE: OTC: BB).  Both companies have an interest in the North Franklin gas project in Sacramento, California.  More recently in January 2005, Fidelis also entered into an agreement for the first right of refusal to acquire a 30% working interest in 2 oil wells and all future drilling locations at the Joarcam Project located in Alberta Canada.  Silver Star is earning a 70% working interest in the entire Joarcam Project.

In addition, Silver Star and Fidelis management work closely in the evaluation of other potential, jointly feasible exploration prospects. Also, the two companies share a common origin in that certain beneficial shareholders of both companies have contributed to their formation.

NOTE 8 - COMMON STOCK

On November 17, 2003, the Company approved a 38:1 forward stock split.  On March 26, 2004, the Company approved a 10:1 forward stock split.  On December 10, 2004, the Company approved a 1.66:1 forward stock split.  All references to common stock in the financial statements reflect the effects of these stock splits.

On June 10, 2003, the Company issued 25,232,000 common shares to two people for services.

On November 17, 2003, the Company repurchased and subsequently canceled 25,232,000  shares of its common stock from the previous president and treasurer.

On December 23, 2003, the Company issued 32,868,000 common shares for cash.

On January 26, 2004, the Company issued 14,608,000 common shares for cash.

On February 25, 2004, the Company purchased 17,430,000 of its common shares for a loan payable of $105,000.  These shares were returned to treasury and cancelled.

On April 1, 2004, the Company authorized the issuance of 2,075,000 shares of common stock to its three directors for services rendered.  As a result of this issuance, $100,000 in compensation expense was recorded.

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 9 - STOCK OPTIONS

Pursuant to a 2004 Stock Option and Compensation Plan, grants of shares can be made to employees, officers, directors, consultants and independent contractors of non-qualified stock options as well as for the grant of stock options to employees that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 or as non-qualified stock options.  The Plan is administered by the Board of Directors (“Board”), which has, subject to specified limitations, the full authority to grant options and establish the terms and conditions for vesting and exercise thereof.

In order to exercise an option granted under the Plan, the optionee must pay the full exercise price of the shares being purchased. Payment may be made either: (i) in cash; or (ii) at the discretion of the Board, by delivering shares of common stock already owned by the optionee that have a fair market value equal to the applicable exercise price; or (iii) with the approval of the Board, with monies borrowed from us.

Subject to the foregoing, the Board has broad discretion to describe the terms and conditions applicable to options granted under the Plan. The Board may at any time discontinue granting options under the Plan or otherwise suspend, amend or terminate the Plan and may, with the consent of an optionee, make such modification of the terms and conditions of such optionee's option as the Board shall deem advisable.

On March 17, 2004, the Board of Directors approved a stock option plan whereby 8,000,000 common shares have been set aside for employees, officers, directors and third party service providers to be distributed at the discretion of the Board of Directors. As of December 31, 2004, 1,250,000 options have been granted to the five officers/directors of the Company for an exercise price of $0.10 per share, increasing annually at 6% per annum from the grant date of March 17, 2004.  The term of the options is 10 years.

The following table sets forth the options and warrants outstanding as of September 30, 2005 and December 31, 2004:

	September 30,	December 31,
	2005	2004
Options Outstanding, Beginning of year	-	-
Granted	1,250,000	1,250,000
Expired	-	-
Exercised	-	-
Options Outstanding, End of year	1,250,000	1,250,000
Exercise price for options outstanding, end of period	$ 0.11	$ 0.10

FIDELIS ENERGY, INC.

(Formerly A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

(continued)

NOTE 10 - OIL AND GAS ACTIVITIES

As of December 31, 2004, the Company had net revenues of $15,013 from its proven reserves in the Comanche Point property.

On November 5, 2003, the Company executed two farm-in leases for the purpose of oil and gas exploration.  The subject properties are located in the province of Alberta, Canada and are termed the Buffalo Lake Prospect and the Lake Island Prospect.  In February, the Company forfeited the Buffalo Lake lease in return for a farm-in lease on a deep-gas well project termed the “Boyne Lake” field.  The Company allowed this lease to expire unused.

On March 16, 2004, the Company entered into a purchase agreement for participation and acquisition of an 80 percent working interest in the Comanche Point Producing Company, Tejon Lease.  As compensation for its right, title and interest in the property, the Company paid $305,000 for acquisition rights and additional $200,000 to be used as working capital.  As this is a proven property, the $505,000 has been capitalized. During the nine months ended September 30, 2005, the Company has capitalized an additional $40,000 in connection with this property.

As of September 30, 2005, $1,156,526 has been capitalized in connection with the exploration of proven properties at North Franklin.

During the three months ended March 31, 2005, the Company acquired a working interest  in the #1-A Lepovitz Gas Unit Well in Hidalgo Texas.  The well has since been completed and is deemed to be nonviable. As a result it has been plugged and abandoned.  At  September 30, 2005, the amount of $270,962 that had been capitalized in connection with the development of this property was written off to expense.

In March of 2005, the Company received final approval to complete and has completed the tie in of the pipeline for the first North Franklin Gas Well in California.

The Well has been in production for seven months now.  Also a second well at the North Franklin, the Archer-Wildlands #1 well has been completed and has been in production since August, 2005.

Fidelis Energy has received a reservoir engineering reserve report from Chapman Petroleum Engineering, Ltd. on the North Franklin Project. The two producing gas wells, Archer-Whitney #1 and Archer-Wildlands #1 were used to assign the following net reserves to Fidelis Energy’s 35% working interest.

The reserves in the category of Proved Developed Producing total 3.413 Bcf with a N.P.V. (Net Present Value) at a 10% D.C.F. (Discounted Cash Flow) of $11,609,000. These reserves reflect the two producing wells only. Additional “Probable” reserves have been estimated for incremental recovery on the two existing wells and for one down dip location. However, under SEC regulations probable reserves are not recognized and therefore are not reported.

Up to 81,646,380

Shares of

Common Stock

of

Fidelis Energy, Inc.

PROSPECTUS

The date of this prospectus is January 27, 2006

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$ 1,862.03
Accounting fees and expenses*	5,000.00
Legal fees and expenses*	7,500.00
TOTAL	$ 14,362.03

* Estimated

Item 26. Recent Sales of Unregistered Securities.

On October 25, 2004, the Company entered into a Variable Rate Convertible Credit Line agreement to secure a $5 million line of credit (“Line of Credit Agreement”) with Chunuk Financial Corp. (the “Lender”). A copy of the Line of Credit Agreement is included as Exhibit 10.1 to the Company’s Form 8-K, as filed with United States Securities and Exchange Commission on October 19, 2005.

There is no material relationship, other than in respect of the Line of Credit Agreement, between the Lender and the Registrant or any of its affiliates, or any director or officer of the Registrant or its affiliates.

On November 18, 2005, the Company entered into a securities purchase agreement with an institutional investor for an aggregate purchase price of $2,500,000, of which the Company has issued (i) a $1,250,000 secured convertible debenture, convertible into shares of the Company’s common stock, par value $0.001, and (ii) a warrant to purchase an aggregate of 9,000,000 additional shares of the Company’s common stock at an exercise price of $0.2708 per share exercisable until November 18, 2010. An additional $1,250,000 secured convertible debenture was issued on January 19, 2006. Pursuant to the registration rights agreement entered into between the Company and the investor, the Company agreed to file a registration statement registering the shares of common stock issuable upon conversion of the convertible debentures, accrued interest and liquidated damages, and the shares of common stock issuable upon the exercise of the warrants. The proceeds of the private placement will be used for general corporate purposes.

The secured convertible debenture is convertible into shares of common stock at any time by dividing the dollar amount being converted by the lower of $0.2708 or 80% of the lowest volume weighted average trading price per share of the Company’s common stock for five trading days immediately preceding the conversion date. The interest on the convertible debenture shall accrue on the outstanding principal balance at a rate of 5% per annum.

Yorkville Advisors Management LLC will receive a fee of $250,000, which is equal to 10% of the purchase price, which will be paid pro rata from the gross proceeds of each closing. Yorkville Advisors Management LLC also received a structuring fee of $10,000.

The Company issued the securities to an accredited investor pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

Item 27. Exhibits.

      The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Fidelis Energy Inc., a Nevada corporation.

Exhibit No.	Description
3.1	Articles of Incorporation filed with Company’s 10SB on January 14, 2002
3.2	By-Laws, filed with the Company’s 10SB on January 14, 2002
4.1*	Form of Securities Purchase Agreement dated November 18, 2005
4.2*	Form of Secured Convertible Debenture dated November 18, 2005
4.3*	Form of Registration Rights Agreement dated November 18, 2005
4.4*	Form of Common Stock Purchase Warrant dated November 18, 2005
4.5*	Form of Securities Agreement dated November 18, 2005
4.6*	Form of Pledge and Escrow Agreement dated November 18, 2005
4.7*	Form of Escrow Agreement dated November 18, 2005
5.1	Opinion and Consent of Dieterich & Associates
10.1	Agreement dated October 25, 2004 between the Registrant and Chunuk Financial Corp(a)
10.2	Agreement dated March 16, 2004 between the Registrant and Longbow, LLC.(a)
10.3	Agreement dated April 21, 2004 between the Registrant and Silver Star Energy, Inc.(a)
10.4	Agreement dated May 12, 2004 between the Registrant and Silver Star Energy, Inc.(a)
10.5	Agreement dated January 10, 2005 between the Registrant and Miramar Petroleum, Inc.(a)
10.6	Warrant, issued on November 28, 2005, between the Registrant and First SB, Inc.
10.7	Warrant, issued on November 28, 2005, between the Registrant and H.C. Wainwright.
23.1	Consent of Auditor

 * Incorporated by reference (filed with Company's Form 8-K on November 28, 2005).

 (a)  Incorporated by reference (filed with Company’s Form 8-K on October 19, 2005

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)     File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

        (iii) Include any additional or changed material information on the plan of distribution.

(2)     For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)     File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)     For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)     For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Tucson, Arizona on January 19, 2006.

FIDELIS ENERGY, INC.

By:  /s/ William Scott Marshall

       Chief Executive Officer and Director

By: /s/ Sterling Klein

       Chief Financial Officer, Secretary and Director

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ William Marshall William Marshall	President/CEO/Director	January 19, 2006
/s/ Sterling Klein Sterling Klein	Secretary/Treasurer/Director	January 19, 2006